  As filed with the U.S. Securities and Exchange Commission on November 17, 2000
                                                 Registration No. 333-_________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Power Technology, Inc.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     Nevada
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                     541710
          ------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   88-0395816
          ------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

                            Lee A. Balak, President
                             Power Technology, Inc.
            1000 West Bonanza, Las Vegas, Nevada 89106 (702) 382-3385
          ------------------------------------------------------------
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                          Stephen A. Zrenda, Jr., Esq.
                          Stephen A. Zrenda, Jr., P.C.
                               100 North Broadway
                              2100 Bank One Center
                       Oklahoma City, Oklahoma 73102-8601

   As soon as practicable after effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------------------

Title of Each Class
of Securities to                                Shares to be        Proposed Maximum Aggregate
be Registered                                   Registered               Offering Price(1)          Amount of Registration Fee (1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    25,170,000                  $26,357,520                       $7,327
----------------------------------------------------------------------------------------------------------------------------------
Common Stock from exercise of warrants

                                                 4,990,000
----------------------------------------------------------------------------------------------------------------------------------
Common Stock from conversion of notes

                                                 2,000,000
----------------------------------------------------------------------------------------------------------------------------------
Common Stock from exercise of options

                                                   299,999
----------------------------------------------------------------------------------------------------------------------------------


--------------------------------
(1) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the closing price of $.812 of the Company's common stock at the close of business on November 9, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to section 8(a), may determine.

         The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 PART I - INFORMATION REQUIRED IN PROSPECTUS


ITEM                                                                                          CROSS REFERENCE
----                                                                                          ---------------
Item 1.  Forepart of the Registration Statement and Outside Front                                  Cover Page
                  Cover Page of Prospectus.                                                       and Summary

Item 2.  Inside Front and Outside Back Cover Page of Prospectus.                           Inside Front Cover
                                                                                       and Outside Back Cover

Item 3.  Summary Information, Risk Factors and Ratio of Earnings                                 Summary; and
                  to Fixed Charges.                                                              Risk Factors

Item 4.  Use of Proceeds.                                                                     Use of Proceeds

Item 5.  Determination of Offering Price.                                                            Dilution

Item 6.  Dilution.                                                                                   Dilution

Item 7.  Selling Security Holders.                                                       Selling Stockholders

Item 8.  Plan of Distribution.                                                           Plan of Distribution

Item 9.  Description of Securities to be Registered.                             Description of Capital Stock

Item 10. Interests of Named Experts and Counsel.                                                      Experts

Item 11. Information with Respect to the Registrant.                                       Where You Can Find
                                                                                       Additional Information

Item 12. Disclosure of Commission Position on Indemnification for                            Part II, Item 14
                  Securities Act Liabilities.


SUBJECT TO COMPLETION, NOVEMBER 17, 2000

PROSPECTUS

                            POWER TECHNOLOGY, INC.

                              32,459,999 shares

                                     of

                                Common Stock

         This Prospectus related to the resale of up to 32,459,999 shares of the Common Stock of Power Technology, Inc., a Nevada corporation (the "Company") by the Selling Stockholders at a selling price to be determined by market factors at the time of their resale in the over-the-counter market at their then prevailing market price or in negotiated transactions.

         The Company presently has 18,509,305 shares issued and outstanding as of the date of the Prospectus. The Company may issue up to 25,000,000 shares of Common Stock to Swartz Private Equity, L.L.C. ("Swartz") based upon its Investment Agreement with the Company dated April 17, 2000; which shares are offered for resale by this Prospectus. This Prospectus also offers the resale of up to 490,000 shares of Common Stock that may be acquired from the Company by Swartz upon the exercise of its outstanding warrant to purchase these shares from the Company. This Prospectus also offers the resale of up to 2,500,000 shares of Common Stock of the Company that may be acquired by Swartz through the exercise of additional warrants that may be issued to Swartz during the term of its Investment Agreement with the Company. In addition, this Prospectus covers the resale of 4,000,000 shares of Common Stock of the Company to be acquired by certain Noteholders, who presently hold $1,000,000 of the Series A Convertible Notes of the Company and warrants to purchase shares of the Company at $.60 per share. The Prospectus also covers the resale of up to 170,000 shares of Common Stock acquired by a consultant to the Company in exchange for previous and future public relations services, and 299,999 shares of Common Stock issuable to consultants upon their exercise of stock options exercisable at prices ranging from $.625 to $4.00 per share.

         The Company will receive no proceeds from the resale of the shares offered by the Selling Stockholders. However, we will receive approximately $13,225,000 of the proceeds from the sale of the shares to the Selling Stockholders and the conversion of its Series A Convertible Notes, and we may receive additional proceeds of up to $3,598,397 from the exercise by the Selling Stockholders of shares issuable upon the exercise of any warrants and options issued or that may be issued to the Selling Stockholders.

         Our Common Stock is quoted on the over-the-counter Electronic Bulletin Board market under the symbol PWTC. On November 9, 2000, the closing price of the Common Stock on the NASD Electronic Bulletin Board was $.812 per share.

         Please read this Prospectus carefully. It describes our Company's finances and business. Federal and state securities laws require that we include in this Prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this Prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus or in a supplement provided by the Company.

         INVESTING IN THE COMMON STOCK OF THE COMPANY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               Power Technology, Inc.
                                  100 West Bonanza
                               Las Vegas, Nevada 89106
                                   (702) 382-3385

         The Date of this Prospectus is _______________________ , 2000.

         The following table of contents has been designed to help you find important information contained in this Prospectus. We encourage you to read the entire Prospectus.

                                                TABLE OF CONTENTS



                                                Page                                                               Page
Prospectus Summary................................ 4               Plan of Distribution..............................33

Summary Financial Information..................... 5               Management .......................................34

Risk Factors...................................... 6               Certain Transactions..............................36

Forward-Looking Statements........................13               Principal Stockholders............................37

Use of Proceeds...................................14               Description of Capital Stock......................39

Dividend Policy...................................14               Shares Eligible for Future Sale...................41

Price Range of Common Stock ......................14               Legal Matters.....................................41

Capitalization....................................16               Experts...........................................41

Management's Discussion and                                        Where You Can Find Additional
     Analysis of Financial Condition                               Information.......................................42
    and Results of Operations.....................17
                                                                   Consolidated Financial Statements................F-1

Business..........................................25

Selling Stockholders..............................30


                       ---------------------------------------------------------

         Some of the statements contained in this Prospectus, including statements under "Prospectus Summary", Risk Factor", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon an number of factors, including:

         - our significant historical losses and the expectation of continuing losses;
         -         rapid technological change in the industry;
         -         our reliance on key strategic relationships;
         -         the impact of competitive products and services and pricing;
                   and
         -         uncertain protection of our intellectual property.

                              PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire Prospectus carefully, including "Risk Factors" and our consolidated financial statements and notes to those consolidated financial statements before making an investment decision.

         Power Technology, Inc. (the "Company"), a Nevada corporation, was incorporated on June 3, 1996. However, the Company did not conduct any significant operations until March 1998 when it acquired all of the issued and outstanding capital stock and assets of PowerTek Technology Corporation, Inc. (formerly called Power Technology, Inc.) which is presently a wholly-owned subsidiary of the Company. The Company changed its corporate name from "Zepplin Production Corp." to Power Technology, Inc. during March 1998 to reflect the change in the purposes and nature of its business.

         The Company is a research and development company. It is presently engaged in research and development activities regarding (i) batteries for the automotive and electric car industries, (2) electronic sensors, (3) pipeline connection technology, and (4) agricultural grain drying equipment.

         The business objective of the Company has been to create and commercialize new products and to license its technologies to unaffiliated companies to manufacture and market its products. As of the date of the Prospectus, the Company has not completed its development activities regarding any of its products, and has no licensing or manufacturing agreements to commercialize its products.

                                           The Offering
               Common Stock outstanding
               prior to the offering                       18,509,305 shares (1)

               Shares being offered for resale to
               the public by Selling Stockholders          32,459,999

               Common Stock to be outstanding
               after this offering (2)                     50,969,304 shares

               Price per share to the public               Market price at time of resale

               Total proceeds raised by offering           None to the Company; however, we will
                                                           receive the proceeds from the previous sale of
                                                           shares that are to be issued to the Selling
                                                           Stockholders. We may receive up to
                                                           $13,225,000 from the sale of shares to the
                                                           Selling Stockholders, including the
                                                           conversion of outstanding convertible notes,
                                                           and we may receive additional amounts of up to
                                                           $3,598,397 from the sale of shares issuable upon the
                                                           exercise of  warrants and options issued to the
                                                           Selling Stockholders.
               Use of proceeds from the sale of
               the shares to the Selling Stockholders      We plan to use the proceeds from the sale of
                                                           the shares to the Selling Stockholders for
                                                           working capital and general corporate
                                                           purposes.

               Over-the-Counter Market Symbol              PWTC

(1) The number of shares of Common Stock to be outstanding upon completion of this offering is based on the number of shares outstanding as of September 30, 2000, and excludes:

               - 2,380,000 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $.57 per share;

               - 2,000,000 additional shares of Common Stock approved for issuance under a stock plan and bonus plan adopted by the shareholders at the September 14, 2000, Annual Shareholders' Meeting. No options or stock bonuses have been granted or issued under this new plan.

                               SUMMARY FINANCIAL INFORMATION

         The following table sets forth summary financial data for our Company. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                           Years Ended January 31,
                                           -----------------------
                                                                                                       Six Months
                                                                                                         Ended
Statements of Operations Data         1997            1998            1999              2000         July 31, 2000
                                      ----            ----            ----              ----          (unaudited)
Revenues                           $        0     $          0    $          0     $          0      $          0

Operating expenses:

Research and development           $        0     $          0    $    166,936     $    105,164      $    188,169

     General administrative        $  139,907     $     51,374    $    515,588     $    803,311      $    594,204

     Total operating expenses      $  139,907     $     51,374    $    682,524     $    908,475      $    782,373

Operating loss                     $ (139,907)    $    (51,374)   $   (682,524)    $   (908,475)     $   (782,373)

Interest income, net               $        0     $          0    $          0     $          0      $          0

      Net loss                     $ (139,907)    $    (51,374)   $   (682,524)    $   (908,475)     $   (782,373)

Basic and diluted net loss per
share                              $     (.06)    $       (.02)   $       (.07)    $       (.05)     $       (.04)

Pro forma basic and diluted
net loss per share (1)             $     (.06)    $       (.02)   $       (.07)    $       (.05)     $       (.04)

Shares used in computing pro
forma basic and diluted net
loss per share (1)                  2,500,000        2,500,000       9,667,208       16,817,500        17,664,000

                                          Years Ended January 31,
                                          -----------------------
                                                                                Six Months ended
                                                                                  July 31, 2000
Balance Sheet Data                    1998        1999              2000        ----------------
                                      ----        ----              ----          (unaudited)
Cash, cash equivalents and
short-term investments          $        0      $  60,499     $    76,015         $   232,114

Working capital (deficit)       $               $(128,647)    $  (272,785)        $  (602,154)

Total assets                    $   15,000      $ 169,383     $   178,846         $   352,256

Long-term debt, less
current portion                 $        0      $       0     $         0         $         0

Accumulated deficit             $ (191,281)     $(892,190)    $(1,780,665)        $(2,563,038)

                                  RISK FACTORS

         You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

                       Risks Related To Our Business

IF OUR PRODUCTS AND SERVICES DO NOT BECOME WIDELY USED IN INDUSTRY, IT IS UNLIKELY THAT WE WILL BE PROFITABLE.

         Compared to other technologies, our technologies are new and unproven, and the use of our technology by other companies is limited. In addition, we have a limited history of offering our products and services. It is uncertain whether our new customers will use these products and services. In order to be successful, our products and services must meet the requirements of the industry involved in each product, and we must convince potential customers to use our products and services instead of competing technologies. Market acceptance will depend on many factors, including our ability to:

         - convince potential customers that our technologies are attractive alternatives to other technologies;

         - manufacture products and conduct services in sufficient quantities with acceptable quality and at an acceptable cost;

         - convince potential customers to purchase our products and services from us rather than developing them internally; and

         -     place and service sufficient quantities of our products.

Because of these and other factors, our products and services may not gain market acceptance.

WE MAY FAIL TO ESTABLISH AND EXPAND CUSTOMER RELATIONSHIPS.

         We may not be successful in selling our products because our products and services may not achieve time and cost efficiencies for our customers. We may not be able to use existing relationships with customers in individual areas of our business to sell products and services in multiple areas of technology. As a result, we may not be able to take advantage of potential revenue opportunities.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE RAPID GROWTH AND EXPANSION.

         Growth in our research and development operations has placed and will continue to place a significant strain on our operational, human and financial resources. It is also possible that we may not experience any future growth. Our ability to compete effectively will depend, in large part, on our ability to hire, train and assimilate additional management, professional, scientific and technical personnel and our ability to expand, improve and effectively use our operating, management, marketing and financial systems to accommodate our expanded operations. The physical expansion of our facilities to accommodate future growth may lead to significant costs and divert management and business development resources. If we fail effectively to anticipate, implement and manage the changes required to sustain our growth, we may not be able to compete successfully.

OUR PRODUCTS HAVE LENGTHY SALES CYCLES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

         Sales of our products and research services typically involve significant technical evaluations and commitment of capital by the Company and by our customers. Accordingly, the sales cycles associated with these products are expected to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews that are beyond our control. Due to these lengthy and unpredictable sales cycles, our operating results could fluctuate significantly from quarter to quarter. We expect to continue to experience significant fluctuations in quarterly operating results as a result of a variety of factors, such as general and industry specific economic conditions which may affect the research and development expenditures of our customers.

         A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenues do not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

         Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

WE DEPEND ON THIRD-PARTY PRODUCTS AND SERVICES, AND SOLE OR LIMITED SOURCES OF SUPPLY TO MANUFACTURE SOME COMPONENTS OF OUR PRODUCTS.

         We rely on outside vendors to manufacture many of the components and subassemblies used in our products. Some of these components and subassemblies are obtained from a single supplier or a limited group of suppliers. Our reliance on outside vendors generally, and a sole or limited group of suppliers in particular, involves several risks, including:

         - the inability to obtain an adequate supply of required components due to manufacturing capacity constraints, a discontinuance of a product by a third-party manufacturer or other supply constraints;

         -     reduced control over quality and pricing of components; and

         -     delays and long lead times in receiving materials from vendors.

OUR CUSTOMERS MAY RESTRICT OUR USE OF SCIENTIFIC INFORMATION.

         We plan to generate and use information that is not proprietary to our customers and that we derive from performing services for our customers. However, our customers may not allow us to use information that we generate when performing research services for them. Without this information, we may not be able to develop certain technologies and may not be able to take advantage of potential revenue opportunities.

WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

         We are at an early stage of executing our business plan. We have incurred operating and net losses and negative cash flow from operations since our inception. As of July 31, 2000, we had an accumulated deficit of $2,563,038. For the years ended January 31, 1997, 1998, 1999 and 2000, and the six months ended July 31, 2000, we had net losses of $1339,907, $51,374, $700,909, $908,475 and $782,373, respectively. We may also in the future incur operating and net losses and negative cash flow from operations, due in part to anticipated increases in expenses for research and product development, acquisitions of complementary businesses and technologies and expansion of our sales and marketing capabilities. Given our acquisition strategy, we expect significant goodwill charges to affect our net income (loss) for the foreseeable future. We may not be able to achieve or maintain profitability. Moreover, if we do achieve profitability, the level of any profitability cannot be predicted and may vary significantly from quarter to quarter.

OUR OPERATIONS COULD BE INTERRUPTED BY DAMAGE TO OUR FACILITIES.

         Our results of operations are dependent upon the continued use of our laboratories and equipment. Our operations are primarily concentrated in facilities in Las Vegas, Nevada. Natural disasters, such as floods or earthquakes, could damage our laboratories or equipment and these events may materially interrupt our business. We will maintain business interruption insurance to cover lost revenues caused by such occurrences. However, this insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to meet our customers' needs in a timely manner.

                RISKS RELATED TO OPERATING IN OUR INDUSTRY

THE RESEARCH INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND WE MAY NOT HAVE THE RESOURCES NECESSARY TO COMPETE SUCCESSFULLY.

         We compete with companies in the United States and abroad that are engaged in the development and production of new products and research services. Academic institutions, governmental agencies and other research organizations also are conducting research in areas in which we provide services, either on their own or through collaborative efforts. Also, in many cases, certain prospective customers may have internal departments which provide products and services similar to ours, so these customers may have limited need for our products and services. Many of our competitors have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than we do.

         Moreover, the research business is characterized by rapid and continuous technological innovation. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Our products, services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by us or one or more of our competitors. For example, advances in this information may render some of our existing approaches to our technologies obsolete. Additionally, the existing approaches of our competitors may be more effective than those we develop. We may not be able to compete successfully with existing or future competitors.

OUR SUCCESS WILL DEPEND ON THE PROSPECTS OF THE INDUSTRIES AND THE EXTENT TO WHICH THESE INDUSTRIES USE THIRD-PARTY ASSISTANCE FOR WHICH WE CONDUCT RESEARCH WITH ONE OR MORE ASPECTS OF THEIR BUSINESS.

         Our revenues are highly dependent on research and development expenditures by the battery, sensor, welding and agricultural industries and outsourcing of research and development projects by companies in these industries. These expenditures are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research and policies regarding expenditures during recessionary periods. Our operations could be materially adversely affected by general economic downturns in our customers' industries or any decrease in research and development expenditures. Any decrease in spending by such companies could cause our revenues to decline and adversely impact our profitability.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN EXPERIENCED SCIENTISTS AND SALES PERSONNEL.

         Our future success will depend to a significant extent on our ability to attract, retain and motivate highly skilled scientists and sales personnel. We presently have nine full-time employees of which one is a scientist, and have seven consulting scientists. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements and provide additional services to our existing customers depends, in large part, on our ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in technology and sales personnel who are highly motivated. Our officers and employees are "at will" which means that they may resign at any time, and we may dismiss them at any time. We believe that there is a shortage of, and significant competition for, scientists with the skills and experience in the sciences necessary to perform the services we offer. We compete with other contract research companies and academic institutions for new personnel. In addition, our inability to hire additional qualified personnel may require an increase in the workload for both existing and new personnel. We may not be successful in attracting new scientists or sales personnel or in retaining or motivating our existing personnel.

THE INTELLECTUAL PROPERTY RIGHTS WE RELY ON TO PROTECT THE TECHNOLOGY UNDERLYING OUR PRODUCTS AND TECHNIQUES MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

         Our success will depend on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. We also depend, in part, on patent rights licensed to us from third parties. Any patents we own or license may not afford meaningful protection for our technology and products. Others may challenge our patents or the patents of our licensors and, as a result, these patents could be narrowed, invalidated or rendered unenforceable. In addition, current and future patent applications on which we depend may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to ours which are not covered by our patents. Further, since there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, the approval or rejection of our or our competitors' patent applications may take several years.

         In addition to patent protection, we also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, like many technology companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, or advisors have prior employment or consulting relationships. Although we will require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

THE RESEARCH INDUSTRY HAS A HISTORY OF INTELLECTUAL PROPERTY LITIGATION AND WE MAY BE INVOLVED IN INTELLECTUAL PROPERTY LAWSUITS, WHICH MAY BE EXPENSIVE.

         The research industry has a history of patent and other intellectual property litigation and will likely continue to have patent lawsuits concerning new technologies. In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties. In addition, we may be sued by others for infringing their intellectual property rights or we may find it necessary to initiate a lawsuit seeking a declaration from a court that we do not infringe on the proprietary rights of others. The patent positions of other companies are generally uncertain and involve complex legal and factual questions. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under patents like those we own. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management's attention from other business concerns, no matter whether we win or lose. The cost of such litigation could affect our profitability.

         Further, if we do not prevail in an infringement lawsuit brought against us, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may not be able to sell some of our products or services.

WE MAY BE SUBJECT TO LIABILITY REGARDING HAZARDOUS MATERIALS.

         Our products and services as well as our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources and disrupt our business. In addition, we may have to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future, which would require us to spend substantial amounts of money.

INDEMNIFICATION.

         The Company's Certificate of Incorporation limits the liability of its directors an officers to the Company and its shareholders to the fullest extent permitted by Nevada law, and provides for indemnification of the directors and offices to such extent. See "Management-Limited Liability and Indemnification". The Company may also obtain liability insurance. These measures will provide additional protection to the directors and officers of the Company against liability in connection with certain actions and omissions.

CONFLICTS OF INTEREST.

         There are anticipated conflicts of interest between the Company and its stockholders, and there may be potential conflicts of interest involving the Company and its stockholders, some of which may affect the planned business activities of the Company. The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis. See "Conflicts of Interest".

NON-ARM'S LENGTH TRANSACTIONS.

         The Company may engage in transactions with its officers, directors and shareholders. Such transactions may be considered as not having occurred at arm's length. The Company may do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with the Company.

COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS.

         The Company has sold and may offer and sell its securities in the future, and may sponsor or act as general partner or otherwise with regard to registered or other unregistered offerings of securities. The securities have been and may be offered and sold in reliance upon exemptions available pursuant to the Securities Act of 1933, as amended. There can be no assurance that such offerings will qualify under such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution of the offering, similar offerings conducted by the Company or its affiliates in the future or the retroactive change in any securities laws or regulations. If, and to the extent suits for rescission are brought against the Company and successfully concluded for failure to register other offerings made by the Company under the Securities Act of 1933, or for acts or omissions constituting certain prohibited practices under the Securities Exchange ct of 1934, both the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully. A similar risk exists as a result of the application of state securities laws of those states in which Shares are offered or sold. Furthermore, the time and capital of the

Company could be expended on defending an action by investors or by state or federal securities commission even if the Company is ultimately exonerated.

PRODUCT LIABILITY AND WARRANTY CLAIMS.

         The Company has never had a significant claim brought against it for product liability. While the Company has never incurred significant liability for such claims, any significant occurrence in claims could have an adverse impact on the Company. The Company believes that its product liability insurance will be adequate and that it also may have certain rights to indemnification from third parties. There can, however, be no assurance that claims exceeding such coverage will not be made, that the Company will be able to obtain and continue insurance coverage or that the Company would be successful in obtaining indemnification from such third parties. Although the Company from time to time will provide written limited warranties to its customers, no significant warranty claims have been received or are expected. There can, however, be no assurance that significant warranty claims will not be received in the future.

                   RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE LIKELY WILL BE HIGHLY VOLATILE, AND YOUR INVESTMENT COULD DECLINE IN VALUE.

         The trading price of our Common Stock has been and will be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

         -     actual or anticipated variations in quarterly operating results;

         - announcements of technological innovations by us or our competitors;

         - new products or services introduced or announced by us or our competitors;

         -     changes in financial estimates by securities analysts;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -     additions or departures of key personnel;

         -     economic and political factors; and

         -     sales of our Common Stock.

         In addition, the stock market in general, the over-the-counter market and the market for technology companies in particular, have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities results in litigating, and a class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.

WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

         We have not yet determined the specific allocation of the proceeds from this offering, and we will retain broad discretion over the use of the proceeds. You may not agree with how we spend the proceeds, and our use of the proceeds may not yield a significant return or any return at all. For example, we may use the proceeds to acquire new businesses or technologies which are unproven and may not ultimately generate revenue for us.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL OR OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL, EVEN IF FAVORED BY OUR OTHER STOCKHOLDERS.

         Assuming the maximum number of shares in this offering are sold by the Company, our executive officers, directors and principal stockholders, and their
respective affiliates, will beneficially own approximately    % of our
outstanding Common Stock. These stockholders, if acting together, would be able to control substantially all matters requiring approval by our stockholders, including the election of all directors and approval of significant corporate transactions.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         The market price of our Common Stock could decline as a result of sales of substantial amounts of our Common Stock in the public market during and after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of Common Stock. There will be 50,969,304 shares of Common Stock outstanding immediately after this offering, assuming all of the shares offered by this Prospectus are sold. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates", as defined in Rule 144 of the Securities Act. There are 5,515,005 shares of Common Stock presently outstanding as "restricted securities" as defined in Rule 144 which will be available for sale in the future. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

         In the future, we intend to register approximately 2,000,000 additional shares of Common Stock which will be reserved for issuance upon exercise of options or stock bonuses to be granted or reserved for grant under our 2000 stock option and stock bonus plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL ONLY BE ABLE TO BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE APPRECIATES.

         We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

ABSENCE OF INDEPENDENT UNDERWRITERS-INDEMNIFICATION.

         Under federal securities laws, underwriters of securities offered to the public may be expected to take such steps as may be necessary to ensure that the information contained in the offering documents is accurate and complete. These steps are typically taken by a "lead underwriter" or "dealer manager" who participates in the preparation of the offering documents. Since there is no underwriter in this offering investors must rely on the Company regarding the information contained in this Prospectus. See "Plan of Distribution".

APPLICABILITY OF "PENNY STOCK RULES".

         Federal regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act which makes it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of previously sanctioned person. Therefore, if, during the time in which the Common Stock is publicly traded, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act. In such event, it may be more difficult for the broker-dealer to sell the Common Stock and purchasers of the Shares offered hereby may have difficulty in selling their Shares in the future in the secondary market.

         While the Company's Common Stock is traded in the future in the over-the-counter market, and the Company fails other relevant criteria, resulting in the Common Stock being considered penny stock, trading in the Common Stock would be subject to the full range of Penny Stock Rules. Accordingly, the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the Shares offered hereby may have difficulty in selling their Shares in the future in the secondary trading market.

         NOTE: IN ADDITION TO SUCH RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY EXIST.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "intends", "plans", "will", "believes", "seeks", and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this Prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this Prospectus. You are cautioned not to place under reliance on these forward-looking statements, which reflect our management's view only as of the date of this Prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                               USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. However, we estimate that the net proceeds from the sale of our shares of Common Stock to the Selling Stockholders will be approximately $16,823,397 before deducting the estimated offering expenses of approximately $100,000. The proceeds to the Selling Stockholders may vary due to changes in the market price of the Common Stock of the Company.

         We currently intend to use the net proceeds to fund our operations, including continued research and development of existing products as well as research and development of additional products and services. The Company expects to issue 2,000,000 shares of its Common Stock in this offering regarding the conversion of its $1,000,000 of outstanding Series A Convertible Notes into Common Stock of the Company. We also may use a portion of the net proceeds to acquire other businesses or technologies, hire additional personnel and expand our facilities to be able to meet the growing needs of our business. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or other companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways which the stockholders may not deem desirable.

         The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

         Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

                                  DIVIDEND POLICY

         We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

                           PRICE RANGE OF COMMON STOCK

GENERAL

         The Common Stock is traded on the Electronic Bulletin Board over-the-counter market, and is quoted under the symbol PWTC.

MARKET PRICE

         When the trading price of the Company's Common Stock is below $5.00 per share, the Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document; (b) providing to customers current bid and offers; (c) disclosing to customers the brokers-dealer and sales representatives compensation; and (d) providing to customers monthly account statements.

         The following table sets forth the range of high and low sale prices per share of the Common Stock of the Company as reported by National Quotation Bureau, L.L.C. for the periods indicated. Prior to September 1997, there was no public market for the trading of the Common Stock of the Company.


YEAR ENDED DECEMBER 31, 1997                               HIGH BID(1)(2)      LOW BID(1)(2)
----------------------------                               --------------      ------------
4th Quarter..............................................     $ 3.125             $  .50

YEAR ENDED DECEMBER 31, 1998
----------------------------

1st  Quarter (1).........................................     $ 3.4375            $ 3.025
2nd  Quarter.............................................     $ 5.25              $ 1.625
3rd  Quarter.............................................     $ 2.50              $  .625
4th  Quarter.............................................     $  .83              $  .25

YEAR ENDED DECEMBER 31, 1999
----------------------------

1st  Quarter.............................................     $  .75              $  .25
2nd  Quarter.............................................     $ 2.375             $  .45
3rd  Quarter.............................................     $  .86              $  .375
4th  Quarter.............................................     $  .82              $  .34375


YEAR ENDING DECEMBER 31, 2000
-----------------------------

1st  Quarter.............................................     $ 1.84375           $  .40
2nd  Quarter.............................................     $ 1.65625           $  .53125
3rd  Quarter.............................................     $ 1.40625           $  .625

(1) During March 1998, the Company effectuated a one for five (1:5) reverse stock split. The above prices have been revised to reflect this split.

(2) The Company is unaware of the factors which resulted in the significant fluctuations in the prices per share during the periods being presented although it is aware that there is a thin market for the Common Stock, that there are frequently few shares being traded and that any sales activity significantly impacts the market.

The closing price of the Common Stock of the Company on November 9, 2000, was $.812 per share.

DIVIDENDS

         The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company intends to apply its earnings, if any, in expanding its operations and related activities.

         The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. In addition, the Company's ability to pay dividends may become limited under future loan agreements of the Company which may restrict or prohibit the payment of dividends.

                                                  CAPITALIZATION

         The following table sets forth the following information:

         -     our actual capitalization as of July 31, 2000 (unaudited);

         - our pro forma capitalization as adjusted to reflect the receipt of net proceeds from our sale of 30,859,999 shares of Common Stock to the Selling Stockholders and the conversion of their Series A Convertible Notes, less the estimated offering expenses.

                                                                                            July 31, 2000
                                                                                    ---------------------------
                                                                                                     Pro Forma
                                                                                       Actual       As Adjusted
                                                                                    -----------     -----------
Long-term obligations, less current portion                                         $         0     $         0

Stockholders' equity:

Common Stock, $0.001 par value; 25,000,000 shares authorized at July 31, 2000;

Issued and outstanding Common Stock, actual; 17,664,000 shares....................  $    17,664           -----

Shares of Common Stock issued and outstanding, pro forma as adjusted;
50,969,304........................................................................  $     -----     $    50,969

Preferred Stock, $.01 par value; 1,000,000 shares to be authorized; none issued     $     -----           -----

Additional paid-in capital........................................................  $ 2,062,362      18,781,932

Accumulated deficit...............................................................  $(2,563,038)    $(2,563,038)

Total stockholders' equity .......................................................  $  (483,012)    $16,218,894




         The number of shares of Common Stock referenced above excludes as of September 30, 2000:

         - 2,380,000 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $.57 per share.

         - 2,000,000 additional shares of Common Stock recently approved for issuance under its 2000 stock option and stock bonus plan. No options or stock bonuses have been granted under this plan as of September 30, 2000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN AND OPERATION

         The following discussion is intended to assist in an understanding of the Company's consolidated financial position for its fiscal years ended January 31, 1998, 1999 and 2000 and for the six month periods ended July 31, 1999 and 2000, and the results of its operations for the periods then ended.

         You should read the following discussion and analysis of financial condition and results of operations of the Company together with the financial statements and notes to the consolidated financial statements which appear elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this Prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

GENERAL

         Power Technology, Inc. (the "Company"), a Nevada corporation, was incorporated on June 3, 1996.

          The Company is in the development stage of developing its batteries and other products. The Company is in the process of building its initial prototypes of its batteries, but has not commenced any commercial production or sales of batteries, pipeline connection equipment, alloy sensors or grain drying equipment.

          Historically, the Company has used capital contributions from various stockholders to fund its operations. To this point, the Company has not had adequate funds to commercially produce, market and sell its batteries, pipeline connection equipment and alloy sensors.

          There are no assurances that the Company will be able to obtain a profitable level of operations.

SIX MONTHS ENDED JULY 31, 2000, COMPARED WITH SIX MONTHS ENDED JULY 31, 1999

                                                            SIX MONTHS ENDED
                                                                  JULY 31
                                                       ---------------------------
                                                          2000            1999
                                                       -----------    ------------
                                                       (unaudited)     (unaudited)
Revenues.............................................. $         0    $          0
General and administrative expenses...................     594,204         251,294
Research and Development..............................     188,169          53,324
                                                       -----------    ------------
Net income (loss)..................................... $  (782,373)   $   (304,618)
Net income (loss) per share........................... $      (.04)   $       (.04)


REVENUES.

         The Company had no revenues during the first six months of 2000 and 1999, and is in the development stage.

GENERAL AND ADMINISTRATIVE EXPENSES.

         General and administrative expenses increased approximately 236% to $594,204 in the six month period ended July 31, 2000, from $251,294 in 1999. This increase is principally attributable to increased activity by the consultants to the Company.

RESEARCH AND DEVELOPMENT COSTS.

         Research and development costs increased approximately 353% during the first six months of fiscal 2000 to $188,373 compared to the first six months of 1999 from $53,324.

RESULTS OF OPERATIONS.

         The net loss of the Company increased to $782,373 during the six month period ended July 31, 2000, as compared with a loss of $304,618 during the same period of 1999, an increase of approximately 257%, and was due primarily to the increase in general and administrative expenses, its research and development activities and lack of revenues.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO 1999

         The following table sets forth certain operating information regarding the Company:


                            Year Ended            Year Ended
                         January 31, 2000      January 31, 1999
                         ----------------      ----------------
Revenues                    $       0             $        0
General and adminis-
trative expense             $ 803,311             $  515,588
Research and
development                 $ 105,164             $ 166,936
Interest expense            $                     $ (16,916)
Net Loss                    $(908,475)            $(700,909)
Net Loss Per Share          $    (.05)                 (.07)


REVENUES.

         Total revenues for fiscal years 2000 and 1999 were $0, as the operations of the Company continued to be focused on research and development. To date, the Company has not established any commercial products nor commenced any commercial production operations.

GENERAL AND ADMINISTRATIVE EXPENSES.

         General and administrative expenses increased from $515,588 in fiscal year 1999 to $803,311 during the fiscal year ended January 31, 2000, an increase of approximately 55.8%. The principal reason for the increase was the issuance of common stock of the Company in exchange for consulting services, the value of the stock ($329,001) being charged to administrative expense, compared to $134,799 being charged during fiscal 1999.

RESEARCH AND DEVELOPMENT EXPENSES.

         Research and development expenses decreased from $166,936 in fiscal year 1999 to $105,164 during the fiscal year ended January 31, 2000, a decrease of approximately 37%, as a result of decreased research activities regarding the Company's battery development.

INTEREST EXPENSE.

         Interest expense decreased from $16,916 in fiscal 1999 to $0 during the fiscal year ended January 31, 2000, because stockholder indebtedness, including interest, was exchanged for common stock during the fiscal year.

NET LOSS.

         The net loss of the Company increased from $700,909 during fiscal year 1999 compared to a net loss of $908,475 during the fiscal year ended January 31, 2000, an increase of approximately 29.6%. The increase in the net loss of the Company is attributable primarily to an increase in general and administrative expenses of the Company during the fiscal year ended January 31, 2000, and its continued lack of revenues.

CAPITAL RESOURCES.

         The Company's capital resources have been provided primarily by capital contributions and loans from its stockholders. The Company raised $690,000 in capital during fiscal 1999 through a limited offering of its Common Stock and warrants which have been used to purchase additional equipment, to further develop its products, to establish its marketing activities, and to provide additional working capital to fund operations. The Company did not conduct any securities offerings during the fiscal year ended January 31, 2000; however, $258,500 in stockholder debt and interest was exchange for 1,034,000 shares of Common Stock and $40,000 was realized through the exercise of a stock option by a consultant to the Company.

WORKING CAPITAL AND LIQUIDITY.

         At January 31, 2000, the Company had negative working capital of approximately $207,220 compared to January 31, 1999, in the amount of $128,647 The Company believes that it will be necessary to increase it working capital to continue its research and development activities which may be achieved by incurring additional indebtedness from stockholders or others (see Note 6) or by the sale of Common Stock or other securities of the Company.

         The ability of the Company to satisfy its obligations will depend in part upon its ability to successfully complete the offer and sale of additional shares of its Common Stock and in part upon its ability to reach a profitable level of operations.

         On April 17, 2000, we entered into an Investment Agreement with the Swartz Private Equity, L.L.C. ("Swartz") to raise up to $35,000,000 through a series of sales of Common Stock. The dollar amount of each sale is limited by the trading volume and he total number of issued and outstanding shares of Common Stock of the Company. In order to sell shares to the Swartz there must be an effective registration statement on file with the SEC covering the resale of the shares by the Swartz and we must meet certain other conditions.

YEAR ENDED JANUARY 31, 1999, COMPARED TO 1998

          The following table sets forth certain operating information on the
Company:

                          Year Ended               Year Ended
                       January 31, 1999        January 31, 1998
                       ----------------        ----------------
Revenues                   $       0              $         0
General and adminis-       $ 515,588              $    51,374
trative expense
Net Loss                   $(700,909)             $   (51,574)
Net Loss Per Share         $    (.07)             $      (.02)

REVENUES.

         Total revenues for fiscal years 1999 and 1998 were $0, as the operations of the Company continued to be focused on research and development. To date, the Company has not established any commercial products nor commenced any commercial production operations.

GENERAL AND ADMINISTRATIVE EXPENSES.

         General and administrative expenses increased from $51,374 in fiscal year 1998 to $515,588 during the fiscal year ended January 31, 1999, an increase of approximately 1,003%. The principal reason for the increase was the issuance of Common Stock of the Company in exchange for consulting services, the value of the stock being charged to administrative expense.

RESEARCH AND DEVELOPMENT EXPENSES.

         Research and development expenses decreased from $166,936 in fiscal year 1999 to $105,164 during the fiscal year ended January 31, 2000, a decrease of approximately 37%, as a result of decreased research activities regarding the Company's battery development.

INTEREST EXPENSE.

         Interest expense decreased from $16,916 in fiscal 1999 to $0 during the fiscal year ended January 31, 2000, because stockholder indebtedness, including interest, was exchanged for common stock during the fiscal year.

NET LOSS.

         The net loss of the Company increased from $51,574 during fiscal year 1998 compared to a net loss of $700,909 during the fiscal year ended January 31, 1999, an increase of approximately 1,359%. The increase in the net loss of the Company is attributable primarily to an increase in general and administrative expenses of the Company during the fiscal year ended January 31, 1999, and its continued lack of revenues.

PLAN OF OPERATIONS

          Because of the costs of development of its battery systems and other products, and the continuing costs of its battery prototype production, the Company expects that it will incur a loss during its fiscal year ending January 31, 2001.

          The Company believes that additional equity capital will be required to accomplish its plan of operations during the next 12 months. As a result, the Company is offering to sell its Common Stock to further capitalize the Company, and may also borrow from banks and others to the extent necessary to provide liquidity for its operations, although no arrangements for any additional borrowings have been made.

          The Company has maintained its research and development activities and the associated costs consistent with its plan of operations in order to develop its batteries and other products for proposed commercial production. However, the Company expects to continue the development of its batteries and other products to incorporate technical changes and improvements. In addition, as the Company establishes its marketing activities, the Company will incur additional operating and equipments costs.

          The Company's plan of operations provides for an expansion of its battery business, and research and development regarding its other products. The scope of this expansion is dependent upon the amount of additional capitalization to be realized by the Company in its present securities offering, the amount of credit lines that may become available to finance such activities, and its ability to enter into agreements with licensees, joint venture partners, and others. To the extent that the operations of the Company substantially increase, it will be necessary to make significant changes in the number of additional employees of the Company.

FORWARD LOOKING STATEMENTS

         When used in the Prospectus and in our other filings with the SEC, in our press releases and in oral statements made with the approval of one of our authorized executive officers, the works or phrases "will likely result", "plans", "will continue", "is anticipated", "estimated", "expect", "project" or "outlook" or similar expressions (including confirmations by one of our authorized executive officers of any such expressions made by a third party with respect to us) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on any such statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, including but not limited to our history of losses, our limited operating history, our need for additional financing, rapid technological change, and an evolving and uncertain market for on-line commerce, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the factors described in the Risk Factors section of this Prospectus. We undertake no obligation to release publicly revisions we made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements. All written and oral forward-looking statements made after the date of this Prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this discussion.

UNCERTAINTIES:

DEVELOPMENT STAGE COMPANY.

         The Company is in the development stage. There is no assurance that te Company's activities will be profitable. The likelihood of the success of the Company must also be considered in light of the problems, expenses, difficulties, complications, delays and all of the inherent risks frequently encountered in the formation and operation of a relatively new business.

COSTS OF CONDUCTING BUSINESS.

         The Company will be required to incur substantial costs for research and development and equipment, establishing production and marketing operations, and related costs. A substantial portion of those costs must be paid whether or not any of its batteries or other products prove to be commercially successful on a broad scale. The ability to generate a profit depends, among other factors, on the amount of equipment acquisition costs incurred, the amount of revenues from the sale of batteries and other products by the Company, and its operating costs.

COMPETITION.

         The battery business is highly competitive. Companies in the industry have substantially greater financial, marketing, and technical resources than the Company. Further, the entry into this industry does not necessarily require a large capital expenditure and, accordingly, it can be expected that additional competitors may enter the industry in the future. It may be particularly difficult for a relatively small independent company to compete with larger companies which have significantly greater resources. There can be no assurance that the Company will be able to successfully compete if such an environment develops.

TECHNOLOGICAL CHANGE.

         The Company expects that many new technologies and products will be introduced in the battery industry over the next several years. The Company's success will depend, among other things, on its ability to develop maintain a competitive position technologically. There can be no assurance that the Company will have access to subsequently developed technology by other persons. Technological advances by a competitor may result in the Company's present or future products becoming noncompetitive or obsolete. The Company cannot be assured that competitors will not develop functionally similar or superior batteries, which event could have an adverse effect on the Company's business.

CONTRACTS.

         The Company has no current contracts for the manufacture or sale of its batteries or other products, and has no back-log. There can be no assurance that the Company will be able to obtain sufficient and suitable contracts for its business plan.

FLUCTUATIONS IN OPERATING RESULTS.

         The Company's revenues and results of operations may vary significantly in the future. The Company's revenues and results of operations are difficult to forecast and could be materially adversely affected by many factors, some of which are outside the control of the Company, including, among others, the expected relatively long sales and implementation cycles for the Company's products; the size and timing of individual license transactions and joint venture arrangements; seasonality of revenues; changes in the Company's operating expenses; changes in the mix of products sold; timing of introduction or enhancement of products by the Company or its competitors; market acceptance of new products; technological changes in technology; personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel; changes in customers' budgeting cycles; quality control of products sold; and economic conditions generally and in specific industry segments, particularly the automotive industry.

         There can be no assurance that the Company's products will achieve broad market acceptance or that the Company will be successful in marketing its products or enhancements thereto. In the event that the Company's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than the Company's products, demand for the Company's products would decline. A decline in demand for, or market acceptance of, the Company's batteries or other products as a result of competition, technological change, or other factors would have a material adverse effect on the Company's business, financial condition or results of operations.

MANAGEMENT OF EXPANDING OPERATIONS.

         The Company's business may grow rapidly. In addition, the Company may experience significant growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, which will place a significant strain on the Company's management. The Company's future results of operations will depend in part on the ability of its officers and other key employees to continue to implement and expand its operational, customer support and financial control systems and to expand, train and manage its employee base. In order to successfully manage its future growth, if any, the Company will be required to hire additional general and administrative personnel and to augment its existing financial and management systems or to implement new such systems. There can be no assurance that the existing and new management will be able to augment or to implement such systems efficiently or on a timely basis, and the failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

RAW MATERIALS

         The basic raw materials and components for the batteries and other products being developed by the Company are readily available. The Company does not expect to experience any material delays in obtaining timely delivery of its materials and components.

SEASONALITY

         The Company does not expect to experience material seasonal variations in revenues or operating costs, except that sales activity for its batteries may increase in the summer and winter seasons which is expected to cause the operations of the Company to increase during such periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Short-term investments. Our future interest income will be sensitive to changes in the general level of U.S. interest rates, particularly since a significant portion our investments are and will be in short-term marketable securities. Due to the nature and maturity of our short-term investments, we have concluded that there is no material market risk exposure.

         Inflation. We do not believe that inflation has had a material impact o our business or operating results during the periods presented.

RECENT ACCOUNT AND PRONOUNCEMENTS

         SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS No. 133 will not have an effect on the financial statements because we do not engage in derivative or hedging activities.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in material impact on our financial statements.

                                    PART I

                                   BUSINESS

DESCRIPTION OF BUSINESS.

         Power Technology, Inc. (the "Company"), a Nevada corporation, was incorporated on June 3, 1996. However, the Company did not conduct any significant operations until March 1998 when it acquired all of the issued and outstanding capital stock and assets of PowerTek Technology Corporation, Inc. (formerly called Power Technology, Inc.) which is presently a wholly-owned subsidiary of the Company. The Company changed its corporate name from "Zepplin Production Corp." to Power Technology, Inc. during March 1998 to reflect the change in the purposes and nature of its business.

         The Company is a research and development company. It is presently engaged in research and development activities regarding (i) batteries for the automotive and electric car industries, (2) electronic sensors, and (3) pipeline connection technology.

BATTERIES

         The primary business of the Company has been to develop advanced technology for batteries to be used in the automotive and electric car industry, and other uses. Its battery technology has recently passed from the "proof of principle" stage to the "preliminary prototype" stage of development.

         The goal of the Company has been the development of batteries that
(i) are substantially lighter than conventional car batteries, (ii) have a high charge/quicker recharge rate, (iii) provide greater range, (iv) will be more cost effective, and (v) will be more environmentally friendly.

         Electric cars currently being produced have battery packs that last between 25,000 and 30,00 miles, weight about 1,100 pounds, require a two to eight hour recharge period using a 220-volt outlet (or six to ten hours using a 110-volt outlet) and cost about $3,000 to $20,000 to replace. These operating and recharge statistics only apply to electric cars or batteries operating at room temperature. At higher temperatures, like those found on sun-soaked asphalt highways (approximately 50% of North America), battery life of conventional batteries is drastically diminished. At lower temperatures (the other half of North America), there is power loss in conventional batteries. Using today's state-of-the-art technology, the 1998 electric vehicles will run on lead-acid batteries and carry two people about 50 miles on a hot day. In order to meet the demands being placed on auto makers for electric cars, management expects significant demand for an advanced battery that: (1) has a quicker recharge rate; (2) is lighter weight with higher energy density; (3) is more cost effective; and (4) carries a charge for distances longer than two hundred miles in any temperature.

         The strategy of the Company has been to develop automotive battery products that have technological advantages over available alternatives and that are capable of being produced commercially on an economically competitive basis. The Company intends to continue its development efforts to be funded in part through licensees and industrial joint venture partners in order to broaden and build upon its products and technological base.

         The Company recognizes the need to protect its technology and has a patent pending covering its battery structure and materials.

         The importance of electric vehicles in the Untied States and abroad has increased because of concerns regarding air pollution, global climatic changes, ozone layer depletion, noise abatement and dependence on imported oil. However, because of the costs and limited range of currently available batteries, the production and sales of electric vehicles has been very limited. There appears to be substantial demand for a high power, durable, high charge/discharge rate battery for electric cars and other hybrid electric vehicles (such as two and three wheeled vehicles that are numerous in Europe and third world countries) that are more cost effective, lighter and smaller.

         The Company's future business prospects are substantially dependent upon the ability of the Company, its joint venture partners and licensees to develop, manufacture and sell products based on the Company's battery technologies. Additional development efforts will be required before products based on the Company's technologies can be manufactured and sold commercially. There can be no assurance that certain products based on the Company's technologies can be manufactured cost effectively on a commercial scale, that such products will gain market acceptance or that competing products and technologies will not render products based on the Company's technologies obsolete or noncompetitive.

         In certain fields, the Company may enter into licensing or joint venture agreements with established companies. Any revenues or profits which may be derived by the Company from these arrangements will be substantially dependent upon the willingness and ability of the Company's licensees and joint venture partners to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on the Company's technologies.

         The Company's ability to compete effectively with other companies will depend, in part, on its ability to protect and maintain the proprietary nature of its technology. There can be no assurance that the Company's patents or other proprietary rights will be determined to be valid or enforceable if challenged in court or administrative proceedings or that the Company patents or other proprietary rights, even if determined to be valid, will be broad enough in scope to enable the Company to prevent third parties from producing products using similar technologies or processes. There can also be no assurance that the Company will not become involved in disputes with respect to the patents or proprietary rights of third parties.

BATTERY TECHNOLOGY

         The battery being developed by the Company is an electrochemical battery of the type having a positive plate, a negative plate, an electrolyte contacting and bridging the plates, and a transducer in contact with the plate(s) to apply electronic energy to the plate(s). Each plate is comprised of a rigid metal structure which significantly increases the exposed surface area of the plates for the electrolyte to be in contact. The metal structure of the plates are specially coated with an electrically conductive metal.

         Electrochemical batteries typically include a pair of oppositely charged plates (positive and negative) with electrolyte to convey ions from one plate to the other when the circuit is completed. This is a well developed technology, typically utilizing a lead-acid electrolyte which is more expensive, more volatile, and environmentally unfavorable than the Company's battery technology.

         Because the capability of a battery is directly related to the surface area of its plates which is in contact with electrolyte, their capability is usually enhanced by sculpting their surfaces to increase and open up their surface areas. The technology of the Company further increases the surface areas of the plates without compromising their strength or resistence to vibration, erosion and loss of material. Because the Company's plates can be placed closer together due to their rigidity, the size of the battery and the amount of required electrolyte is significantly reduced. For this reason, it also increases the power density for both the weight and size of the battery.

         The physical movement of electrolyte at the interface of the plates is increased which materially enhances the ion migration and transfer between the plates. Stagnation of electrolyte at the plates of conventional batteries is a problem because it inhibits the transfer and migration of ions between the plates, commonly known as ion depletion.

         Based upon these technologies, the batteries of the Company are smaller and lighter weight and provide increased electrical charge/discharge, higher power, durability, and environmental acceptability.

PROTOTYPE BATTERIES

         The Company is in the process of producing preliminary prototype versions of its battery that will be built and tested in a variety of configurations. Preliminary testing by the Company indicates that various configurations of the battery meet or exceed some of the performance goals established by major governmental and industry groups for electric vehicle batteries. The Company also believes its battery has a number of applications other than electric vehicles, such as hybrid powered vehicles, portable power tools, electric power management, uninterruptible power and for starting, lighting and ignition ("SLI") batteries for automobiles, aircraft and marine craft. The Company is designing various prototype batteries for such applications.

         GLOSSARY OF TECHNICAL TERMS. Certain technical terms used herein have the following meanings:

         Cycle Life - the number of times a rechargeable battery can be charged and discharged.

         Electrode (battery) - the chemically active portions of a battery.

         Energy Density - the amount of energy stored in a specific volume or weight.

         EV (Electric Vehicle) - a vehicle propelled exclusively by an electric drive system powered by an electrochemical energy storage device, typically a rechargeable battery.

         HEV (Hybrid Electric Vehicle) - a vehicle that is propelled both by an electrochemical energy storage device coupled to an electric drive and an auxiliary power unit powered by a conventional fuel such as reformulated gasoline, direct injection diesel or compressed natural gas.

         Hydrides - solid materials that store hydrogen.

         Power Density - the amount of power a battery can delivery per unit volume or weight.

BATTERY COMPETITION

         The market for batteries and other proposed products of the Company is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's proposed battery products are targeted at an emerging market of electric powered automobiles and other vehicles, and the Company's competitors offer a variety of products and services to address this market. Further, the Company currently faces direct and indirect competition from traditional batteries.

         The battery industry is mature, well-established and highly competitive. The industry is characterized by a few major domestic and foreign producers including Exide, Delphi, A.C. Delco, Johnson Controls, Inc., GNB, Electrosource, Inc., Energy Conversion Devices, Inc., Hawker and Yuasa, all of which have substantially greater financial resources than the Company. Accordingly, the Company's ability to succeed in this market depends upon its ability to demonstrate superior performance and cost attributes of its technology. The Company has historically concentrated its activities in the electric vehicle segment of the market with a view to demonstrating improved energy to weight and longer battery life in comparison to traditional lead-acid batteries. The principal competitors of the Company in the electric vehicle market have directed their efforts to other battery types, such as nickel-cadmium, nickel-metal hydride, nickel-iron and sodium-sulfur batteries, rather than lead-acid formulations, although at least one major automobile manufacturer and one major battery company are known to have research and development projects underway to develop lead-acid batteries for electric vehicles.

         In the future, because there are relatively low barriers to entry in the battery industry, the Company could experience additional competition from other established or emerging companies as the market continues to develop and expand. Many potential competitors may have well-established relationships with the Company's potential customers, have extensive knowledge of the industry, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering batteries which have multiple applications. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of industry consolidations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their battery products.

         Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressure will not adversely affect its business, financial condition or results of operations.

         The Company believes that the principal competitive factors affecting its market include features such as functionality, weight, adaptability, ease of use, product reputation, quality, price, performance, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it will compete favorably with respect to such factors, there can be no assurance that the Company can establish a competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

PIPELINE CONNECTION TECHNOLOGY

         The Company is conducting research and development operations regarding its patented pipeline connection technology. The Company is developing equipment designed to join large diameter pipe utilizing magnetic pulse methods, a cold form method joining a metal sleeve around the ends of two abutting pipes.

         A hinged magnetic work coil developed by the Company is clamped around the sleeve joining two pipes to produce a ringed shaped crimping force forcing a uniform joint with uniform stress distributions. The pipes may have annular grooved ends, grooved to approximately 1/3 of its depth, to be gripped by the grooves of the sleeve. A pressure sensitive adhesive may be applied to the pipe ends to improve the performance and seal of the splice. When the magnetic pulse is applied by the equipment, it instantly crushes the sleeve onto the pipe and into the shallow grooves milled into the pipe ends, which improves its pullout resistence.

         This pipeline connection technology is particularly useful for joining oil and gas pipelines, oil and gas well casings, and other large pipe connections such as those at refineries, chemical plants and other industrial operations. Because arc welding or other forms of extreme heat are hazardous which are avoided by the Company's technology, there are substantial advantages in safety, avoidance of property damage, and avoidance of microcracks that can form splits and rupture under stress. The cold magnetic impulse method creates a uniform joint connection between pipes. The process is significantly faster than arc welding, requires less operator skill than welding, and avoids costly and complicated post-welding inspections. The magnetic impulse method also has the advantage that it can be performed in the field in any weather condition.

         The Company's pipeline connection technology is based upon the principle that whenever a rapidly changing magnetic flux cuts across a conductive material, such as the grooved sleeve to be used by the Company, a current is induced in the material. The current is proportional to the initial intensity and time rate of change of the magnetic flux. The induced current creates an associated magnetic field of such polarity as to oppose the magnetic field of such polarity as to oppose the magnetic field producing the current, creating very significant forces of repulsion. This effect is commonly called "Lenz's Law of Repulsion". This repulsion force of the Company's work coil pinches the conductive sleeve around the pipes.

         The Company intends to construct a preliminary prototype of its pipeline connection equipment during 1998, and intends to seek a joint venture partner to further develop and market its equipment.

ALLOY SENSOR TECHNOLOGY

         The Company is conducting research and development operations regarding its patented alloy sensor technology.

         The Company has been developing its alloy sensor technology as a permanently installed water detection device to check for the presence of water in storage tanks, fuel tanks and other systems. The alloy sensor is mounted on a valve socket that is connected to a meter. A plug inserted into the value permits periodic inspection and reads the meter. Only a short time is necessary to check a number of fuel tanks, for example by the use of the plug and single ammeter without opening a drain valve (unless it is necessary to drain detected water out of the tank).

         The alloy sensors of the Company provides positive detection of water wherever needed and can be connected to a flow system or moisture alarms to detect leaks.

GRAIN DRYING TECHNOLOGY

         The Company is researching and developing microwave technology to effectively dry grain to acceptable levels for storage and sale. The MicroDry process is being designed to move grain within the harvesting machinery (combine) via air pressure resulting in less damage to crops and lower maintenance costs because of fewer moving parts within the harvester. The MicroDry process is being developed for a more efficient, cost effective and improved grain drying during harvesting.

         These technological advancements should significantly increase the productivity and profitability of grain farming. For example, grain such as wheat, soybeans, and corn all have a certain moisture content. To be properly stored, grain must be dried to the proper moisture level to prevent spoilage and mold, some of which is toxic to humans and livestock. While wheat and soybeans typically are harvested at lower moisture levels and are therefore easier to dry to safe levels in the field and after harvesting, corn in the United States is typically harvested at an average of 25% moisture content and must be dried to 10% to 15% moisture content for safe storage and acceptance at elevators for sale. Since grain and corn farming is a commodity processing business, there is little or no control over the price received for the product. If there is any influence over price, it is based on the farmers ability to hold inventory until the market prices have improved or produce a product that will not be discounted due to damage or excessive moisture content. Accordingly bottom line profitability is based substantially on marginal improvements and productivity and the ability to lower costs. Currently, producers have to sell at current grain prices, regardless of whether they are favorable or not, pay dockage at grain elevator in order to have the grain dried there for storage, or purchased portable driers for their farms which adds significantly to fuel requirements of a modern farm and introduces another time consuming phase in the entire harvesting and grain preparation process.

         The Company's MicroDry equipment is being developed to retrofit to existing combines to allow for the use of microwave technology in conjunction with the heat already generated by the combine in order to dry the grain during harvesting, saving the farmer money, time and allowing them to hold their grain until commodity prices are most favorable.

         Currently, the grain harvester has an elevator duct that lifts the grain into the storage tank located at the top of the harvester. The MicroDry process would replace this duct with an air lift structure that would begin the drying process while lifting the corn, or other grain, to the tank by using the warm air. The MicroDry process is being designed to be a highly effective, efficient, and less damaging means of moving grain within the harvesting combine and through additional procedures that are involved in the harvesting process.

         The MicroDry process will result in an efficient and effective process for drying grain both during the harvesting procedure and immediately following the combining of grain using microwave technology and sources of heat and energy that are freely available during the combining process. The new technology which the Company is seeking to develop should be more appealing to farmers and other users of grain moving and drying equipment than the existing portable grain driers or the cost of paying grain elevators to dry harvested grain. The use of heat and energy sources already available as a result of the harvesting process in combination with microwave technology will result in more fuel efficiency and savings, a reduction in labor intensive farm grain drying and dockage fees at grain elevators.

RESEARCH AND DEVELOPMENT

         The Company has committed, and expects to continue to commit in the future, substantial resources for the development of its products. Research and development efforts are directed at improving the performance and expanding the capability of its prospective products. Although the Company expects that certain of its products will be developed internally, the Company may, based on timing and cost considerations, acquire technology and products from third parties or retain consultants.

         The Company's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its future customers. There can be no assurance that the Company will be successful in developing or marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products or enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements, the Company's business, financial condition or results of operations could be materially adversely affected.

PROPRIETARY RIGHTS AND LICENSING

         The Company's success is heavily dependent upon proprietary technology. The Company will rely primarily on a combination of patents, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. In addition to its patents, the Company seeks to protect its products, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to reverse engineer or otherwise copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products.

EMPLOYEES

          As of September 30, 2000, the Company had nine (9) employees and four (4) consultants. Of the total, seven (7) were engaged in product research and development, and two (2) were in finance and administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company. The Company has experienced no organized work stoppages and believes its relationship with its employees is good. The Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the industry in the United States is intense. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business or results of operations.

BANKING ARRANGEMENTS

         The Company has no banking arrangements for a line of credit or other borrowings to finance the Company. The Company intends to rely primarily upon equity financing and joint ventures to finance its operations.

                              SELLING STOCKHOLDERS

         The following table provides certain information with respect to the Selling Stockholders' beneficial ownership of our Common Stock as of September 30, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. The Selling Stockholders currently are not affiliates of ours, except for the present Investment Agreement between Swartz and the Company. The Selling Stockholders are not or were not affiliated with registered broker-dealers. See "Plan of Distribution". The Selling Stockholders possess sole voting and investment power with respect to the securities shown.

         The following persons are the Selling Stockholders of the Company who are offering their shares of Common Stock to the public.




                                                                            Number of                    Percent of class
                                       Number of Shares                 shares offered by                    owned by
       Name                         Owned before Offering             Selling Stockholders             Selling Stockholder
       ----                         ---------------------             --------------------             -------------------
Swartz Private
 Equity, L.L.C.                             81,185                      27,990,000(1)(2)                      54.9%(7)

Global Alliance
 Partners                                      0                         2,100,000(3)                          4.1%

Bentley Capital
 Investment Group,
 Ltd. (3)                                      0                           800,000(3)                          1.6%

Maxim Capital
 Management
 International (3)                             0                           800,000(3)                          1.6%

Doreta Kleva                                   0                           300,000(3)                           .06%

IC Holdings                                170,000(4)                      170,000                              .08%

IC Holdings II, LLC                            0                            99,000(5)                           .05%

IC Holdings III, LLC                           0                           200,000(6)                           1.1%

----------------------------

(1) Assumes the exercise of all warrants, options and other stock acquisition rights of the Selling Stockholders as of September 30, 2000.

(2) Represents (i) 25,000,000 shares of Common Stock that the Company may request Swartz to purchase under its Investment Agreement dated April 17, 2000; (ii) a warrant for 490,000 shares of Common Stock exercisable at $.66 per share; and (iii) additional warrants to purchase up to 2,500,000 shares of Common Stock that may be issued to Swartz during the offering period.

(3) Represents the shares issuable to the Selling Stockholder for the conversion of their Series A Convertible Note of the Company, and the exercise of their warrant at $.60 per share.

(4) Represents Common Stock issuable for public relations services provided to the Company.

(5) Represents an option to purchase 99,999 shares of Common Stock of the Company, exercisable at prices ranging from $2.00 to $4.00 per share.

(6) Represents an option to purchase 200,000 shares of Common Stock at $.625 per share.


PUT RIGHTS

         On April 17, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our Common Stock to Swartz Private Equity, L.L.C. ("Swartz") for up to an aggregate of $35,000,000 from time to time during the three-year period beginning on the effective date of this Prospectus. Each election by us to sell stock to Swartz is referred to as a put right.

         In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of Common Stock that may be issued as a consequence of the exercise of the put right. We must also give at least 10 but not more than 20 business days' advance notice to the Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of Common Stock that we intend to sell to the Swartz. At our option, we may also designate a maximum dollar amount of Common Stock (not to exceed $2,000,000) that we will sell under the put and/or minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 80% of the closing bid price of our Common Stock on the date on which we give the Swartz advance notice of our exercise of a put right. The number of shares of common stock we may sell to Swartz in a put may not exceed the lesser of (i) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a priced based upon a minimum price, if any, that we specify in our put notice; (ii) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days before the put date, or (iii) a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

         For each share of Common Stock, Swartz will pay us the lesser of:

                  (a)      the market price for such share, minus $.25, or
                  (b)      91% of the market price for the share;

provided, however, that the Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

         Market price is defined as the lowest closing bid price for the Common Stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

WARRANTS

         Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of Common Stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 120% of the market price on the date on which we exercised the put rights. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of Common Stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

         (a) we have announced or implemented a stock split or combination of our Common Stock;
         (b)      we have paid a Common Stock dividend;

         (c) we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our Common Stock; or
         (d) we have consummated a major transaction, such as a sale of all or substantially all our assets or a merger or tender or exchange offer that results in a change of control of the Company.

SHORT SALES

         Swartz and its affiliates are prohibited from engaging in short sales of our Common Stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

CANCELLATION OF PUTS

         We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         (a) we discover an undisclosed material fact that represents a material misstatement or omission from this Prospectus;
         (b) the registration statement registering resales of the common shares becomes ineffective; or
         (c)     our shares are delisted from the then primary exchange.

         If the put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not be canceled.

SHAREHOLDER APPROVAL

         Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this Prospectus. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a NASD Electronic Bulletin Board company, we do not need shareholder approval.

TERMINATION OF INVESTMENT AGREEMENT

         We may terminate our right to initial further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

RESTRICTIVE COVENANTS

         During the term of the Investment Agreement and for a period of one year after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement (April 17, 2000) through one year after the Investment Agreement is terminated.

SWARTZ'S RIGHT OF INDEMNIFICATION

         We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

HOLDERS OF SERIES A CONVERTIBLE WARRANTS

         The Company previously sold $1,000,000 of its Series A Convertible Notes which are convertible into 2,000,000 shares of its Common Stock. The holders were also granted warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $.60 per share. The holders of the Notes, assuming they exercise their warrants, may offer up to 4,000,000 shares of Common Stock through this Prospectus.

                            PLAN OF DISTRIBUTION

         The Selling Stockholders are free to offer and sell its common shares at such times, in such manner and at such prices as it may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares of a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The Selling Stockholders may sell their shares directly to purchasers or to or though broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealer may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining Selling Stockholder and any broker-dealer that assists in the sale of the Common Stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The Selling Stockholders may agree to indemnify broker-dealers for transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Stockholders are and may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements.

         We have informed the Selling Stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the Selling Stockholders with a copy of such rules and regulations.

         The Selling Stockholders also may resell a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The Selling Stockholders are responsible for brokerage commissions and other expenses, if any, attributable to the sale of such securities.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

         The directors and officers of the Company are as follows:



         Name(1)(2)                 Age     Position
         ----------                 ---     --------
         Lee A. Balak               46      Director and President
         Alvin A. Snaper            71      Director, Vice President - Development, Secretary and Treasurer
         William E. McNerney        67      Director and Executive Vice President
         Ulf J. Lindqwister         41      Vice President - Business Development
         F. Bryson Farrill          72      Director
         Hugo P. Pomrehn, Ph.D.     62      Director


---------------
(1) The Company presently has no executive committee, nominating committee or audit committee of the Board of Directors.

(2) The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.



The background and principal occupations of each Director and Officer of the Company are as follows:

         Mr. Balak became a director and the President of the Company during February 1996. From February 2000 to the present Mr. Balak has been a director and the President of Fluidic/Microwave Systems, Inc., a Nevada corporation. From 1993 to the present, Mr. Balak has been the owner and President of No. 90 Corporate Ventures, a Canadian corporation located in Vancouver, B.C. From 1983 to 1993, he was a corporate finance consultant. From 1977 to 1982, he was a registered representative of Canarim Investment Corporation (currently named Canacord Investment Corporation). While employed by Canarim Investment Corporation, Mr. Balak was the subject of an administrative proceeding by the British Columbia Securities Commission regarding various alleged violations of the Securities Act, S.B.C. 1985, c.83 of British Columbia (the "Act"); and in November 1990, he undertook and agreed that certain trading exemptions under the Act would not apply or be available for a period of three years and that he would not be a director or officer of any reporting issuer for a period of three years, which period was subsequently reduced to February, 1992, by a variance order. In 1991, he was discharged in bankruptcy by the Supreme Court of British Columbia. Mr. Balak attended the University of Winnipeg.

         Mr. Snaper became a director, Vice President-Development, Secretary and Treasurer of the Company in March 1998; and has been a director and President of PowerTek Technologies Corporation, Inc., a subsidiary of the Company, since its incorporation in 1996. From February 2000 to the present, Mr. Snaper has been a director and Treasurer of Fluidic/Microwave Systems, Inc., a Nevada corporation. From 1979 to 1983, he was a director of American Methyland Homogenized Fuels Corporation. From 1980 to the present, he has been the Vice President of Neo-Dyne Research, Inc., a research and development company. From 1985 to the present, he has also been the Vice President of Inventrex Corp. Mr. Snapper was a founder of Advanced Patent Technology, Inc., a public company now known as Alliance Gaming, and was its Vice President and Director of Research and Development from 1968 to 1980. From 1952 to 1955, he was the chief Chemist for McGraw Colorgraph Company, a division of the Carnation Company. From 1949 to 1951, he was employed by the Bakelite Division of Union Carbide, where he assisted in its development of the pilot plant for plastics manufacture. During his 30 years of scientific research and development, Mr. Snapper's interdisciplinary technology activities have resulted in over 600 patents, products, processes and innovations. He has been awarded the Design News Best Patent of the year award on three separate occasions. Mr. Snaper graduated from McGill University with a bachelor of science degree in 1950. He is a registered professional engineer in the State of California.

         Mr. McNerney became a director and Executive Vice President of the Company in March 1998. From February 2000 to the present, Mr. McNerney has been a director and Secretary of Fluidic/Microwave Systems, Inc., a Nevada corporation. From 1993 to the present, he has been the owner and Chief Executive Officer of Revolutionary Technology Industries, Inc. From 1984 to 1993, he was retired. From 1974 to 1984, Mr. McNerney owned an oil and gas operating company, Golden Exploration, Inc. From 1954 to 1976, Mr. McNerney was a pilot employed by Northwest Airlines.

         Mr. Farrill became a director of the Company on October 25, 1999. From 1990 to the present, Mr. Farrill has been a financial consultant to high technology companies and other companies. Mr. Farrill is a director of Future link Distributing, Inc. From 1968 to 1964, he was the President and Chairman of McLeod Young Weir International, a brokerage firm until it was acquired by Scotia Capital Markets. From 1962 to 1979, he was employed by McCleod Young Weir Ltd in Toronto, and was a director and member of its executive committee from 1964 to 1989. Mr. Farrill received a B.A. decree in political science and economics from the University of Toronto in 1951.

         Mr. Lindqwister became the Vice President - Business Development of the Company in May 2000. From 1997 to the present, he has been the President of Gist Incorporated, a consultant regarding corporate valuations, negotiation of mergers and acquisitions and management services. From Septemper 1999 to April 2000, he was the president and a director of Mirage Computers, Inc., a publicly traded computer company (symbol MIRG). From 1988 to July 1999, Mr. Lindqwister was employed by the Jet Propulsion Laboratory in Pasadena, California, engaged in the development of global GPS network stations. Mr. Lindqwister received a B.A. degree in physics from Temple University in 1982, a Ph.D. in physics from Princeton University in 1988, and a MBA degree from U.C.L.A. in 1999.

         Dr. Pomrehn became a director of the Company during July 1998. Dr. Pomrehn is the Chairman of the Board and a director of Stayhealthy Incorporated, a closely held health products company. From November 1997 to August 1999, he was the Executive Vice President of Special Projects of American Technologies Group, Inc. ("ATG"), a public company engaged in research and development activities; and has been a consultant to ATG since August 1999 to the present. Dr. Pomrehn previously served as President, Chief Operating Officer, Vice Chairman and a director of ATG from April 1995 to November 1997. He was appointed as Under Secretary of Energy by President George Bush in 1992. He was employed by Bechtel Corporation from 1967 to 1992, and was a Vice President and Manager of its Los Angeles regional office from 1990 to 1992. Dr. Pomrehn graduated from the University of Southern California with a bachelor of science degree in mechanical engineering in 1960; received a masters degree in mechanical engineering from George Washington University in 1965; received a masters degree in industrial engineering from the University of Southern California in 1969; and received a doctorate in engineering from the University of Southern California in 1975. Dr. Pomrehn is a member of the American Nuclear Society and American Society of Mechanical Engineers, and is a registered professional mechanical and nuclear engineer in the State of California.

COMMITTEES OF THE BOARD OF DIRECTORS

STOCK PLAN COMMITTEE

         A Stock Plan Committee of the Board of Directors administers the Company's Stock Option, SAR and Stock Bonus Plan (the "Plan"). Messrs. Lee A. Balak, Alvin A. Snaper, and William E. McNerney serve as members of the Committee.

OTHER COMMITTEES

         The Company does not have an audit committee, compensation committee, nominating committee, an executive committee of the Board of Directors, or any other committees. However, the Board of Directors may establish various committees during the 2001 fiscal year.

COMPENSATION OF DIRECTORS

         Each non-employee director will receive $500 for each Board meeting attended, and for each committee meeting attended on days other than those on which the Board meets, and will receive reimbursement of travel expenses. Directors of the Company have not received any compensation in their capacity as directors as of the date hereof, except reimbursement of travel expenses.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the total cash compensation, paid or accrued, by the Company during its fiscal year ended January 31, 2000, to each executive officer and all executive officers as a group for services in all capacities to the Company.



                                                                   Cash Compensation(1)       Stock Compensation
                                                                   ---------------------      ------------------
Lee A. Balak.....................................................  $           0              $      92,000 (4)

William E. McNerney..............................................  $           0              $      18,000 (5)

Alvin A. Snaper..................................................  $           0              $      92,000 (4)

All executive officers as a group (3 persons) (2) (3)              $           0              $     202,000


----------------------------

(1) Personal benefits received by the Company's executive officers are valued below the levels which would otherwise require disclosure under the rules of the U.S. Securities and Exchange Commission. See "Transactions with Management".

(2) The Company does not currently provide any contingent or deferred forms of compensation arrangements, annuities, pension or retirement benefits.

(3) The Company has no employment contracts with its executive officers or employees; however, the Company has a consulting agreement with William
         E. McNerney, the Executive Vice President and a director of the Company, and with Hugo P. Pomrehn, a director of the Company.

(4) Represents a year-end stock bonus of 200,000 shares of Common Stock that was awarded by the Board of Directors as compensation, in lieu of salary and bonuses, effective December 31, 1999.

(5) Represents 30,000 shares of Common Stock issued under the terms of the consulting agreement between Mr. McNerney and the Company.



                            CERTAIN TRANSACTIONS

         In June 1998, the Company leased approximately 5,000 square feet of offices and research facilities on a month-to-month basis for $2,000 per month from Mr. Alvin A. Snaper, a director, Vice President, Secretary and Treasurer of the Company and his partner. During the fiscal years ended January 31, 1999 and 2000, the Company paid $24,000 and $24,000, respectively in lease payments for these facilities.

         Mr. Lee A. Balak, the President and a director of the Company, had previously loaned and advanced approximately $258,500 to the Company as of December 22, 1999, for research and development fees. The research and development fees were paid by the Company in part to Neo-Dyne Research, Inc. ("Neo-Dyne"), a research and development company owned by Alvin A. Snaper, a director and a Vice President, Secretary and Treasurer of the Company. Neo-Dyne has conducted substantially all of the research and development activities regarding the principal products of the Company, including its batteries, its pipeline connection technology, and its allow sensor technology, which provided continuity for such services. On December 22, 1999, the Company authorized the issuance of 1,034,000 shares of restricted Common Stock at $.25 per share to Mr. Balak in exchange for the cancellation of this debt, including accrued interest.

         In June 1999, the Company acquired rights to advanced microwave technology designed to reduce the moisture content of agricultural products, from Alvin A. Snaper and William E. McNerney, directors and officers of the Company, who each received 100,000 shares of restricted Common Stock of the Company in exchange for this technology.

         Effective April 1, 1999, the Company entered into a consulting agreement for a term of one year with William E. McNerney, a director and Vice President of the Company for $5,000 per month, payable quarterly in the Common Stock of the Company, in lieu of cash, valued at 85% of its lowest closing bid price during the quarter. During the year ended January 31, 2000, the Company issued 30,000 shares of Common Stock to Mr. McNerney, and issued 53,055 shares of Common Stock to him during fiscal 2001, under the terms of the consulting agreement. This consulting agreement was renewed for one year effective March 31, 2000. Mr. McNerney receives no salary or other compensation from the Company as a director and officer, except reimbursement of expenses.

         The Company entered into a consulting agreement with Mr. Hugo P. Pomrehn, a director of the Company, effective September 1, 1998, for research and development services. The consulting fee is charged at a rate of $150 per hour, and he is reimbursed for travel and other expenses. During the year ended January 31, 2000, Mr. Pomrehn received 50,000 shares of restricted common stock as compensation from the Company.

         Effective April 15, 2000, the Company agreed to compensate Ulf J. Lindqwister, Vice President - Business Development, through a salary of $5,000 per month and though the monthly issuance of 5,000 shares of restricted Common Stock of the Company for his services, or to Gist Incorporated, his personal consulting company. As of September 30, 2000, 16,250 shares of Common Stock have been issued to Gist Incorporated, a consulting company wholly owned by Mr. Lindqwister.

                            PRINCIPAL STOCKHOLDERS

          The total number of shares of Common Stock of the Company beneficially owned by each of the officers and directors, and all of such directors and officers as a group, and their percentage ownership of the outstanding Common Stock of the Company as of September 30, 2000, are as follows:



                                               SHARES             PERCENT OF            PERCENT OF
MANAGEMENT                                     BENEFICIALLY       COMMON STOCK          COMMON STOCK
SHAREHOLDERS(1)                                OWNED(1)           BEFORE OFFERING       AFTER OFFERING
---------------                                ------------       ---------------       --------------
Lee A. Balak . . . . . . . . . . . . . . .       4,702,000            25.4%                 9.5%
15 Ocean View Road
Lions Bay, B.C.  V0N 2E0
Canada

Bryson F. Farrill. . . . . . . . . . . . .               0               0%                   0%
305 Old Oaks Road
Fairfield, Connecticut 06432

William E. McNerney. . . . . . . . . . . .         724,471             3.9%                 1.5%
953 E. Sahara, #9B
Las Vegas, Nevada 89104

Hugo P. Pomrehn, Ph.D. . . . . . . . . . .          50,000             0.3%                 .01%
5211 Dartmouth Avenue
Westminster, California 92683

Alvin A. Snaper. . . . . . . . . . . . . .         954,155             5.2%                 1.9%
2800 Cameo Circle
Las Vegas, Nevada 89107

                                                       37


Ulf J. Lindqwister . . . . . . . . . . . .          26,250            .001%                .001%
9717 Royal Lamb Drive
Las Vegas, Nevada 89145

Directors and officers as a group
  (6 persons, including the above) . . . .       6,456,876            34.8%                13.1%


-------------------

(1) Except as otherwise noted, it is believed by the Company that all persons have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase the Common Stock of the Company.

          The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each shareholder who beneficially owns more than five percent (5%) of the Company's Common Stock, the number of shares beneficially owned by each and the percent of outstanding Common Stock so owned of record as of September 30, 2000. It is believed by the Company that all persons listed have sole voting and investment power with respect to their shares, except as otherwise indicated.



                                                           SHARES                  PERCENT
NAME AND ADDRESS                    TITLE OF               OUTSTANDING             BENEFICIALLY
OF BENEFICIAL OWNER                 CLASS                  COMMON STOCK            OWNED
-------------------                 --------               -------------           ------------
Lee A. Balak                        Common Stock            4,702,000                  25.4%
15 Ocean View Road
Lions Bay, B.C.  V0N  2E0
Canada

Global Alliance Partners            Common Stock            2,100,000(1)               10.2%
c/o Buser Management
Todistrasse 51
Postfach 1059
8039 Zurich
Switzerland

Alvin A. Snaper                     Common Stock              954,155                   5.2%
2800 Cameo Circle
Las Vegas, Nevada 89107

Cede & Co.                          Common Stock           11,395,927(2)               61.6%
P.O. Box 222
Bowling Green Station
New York, New York 10274

---------------------------

(1) Represents a warrant held by Global Alliance Partners to purchase 1,050,000 shares of Common Stock of the Company, exercisable at $.50 per share until January 28, 2001, and the conversion of its Series A Convertible Note into 1,050,000 shares of Common Stock.

(2) Cede & Co. is a depository that holds securities as nominee for various broker-dealers and others to facilitate stock transfers.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Our authorized capital stock as of September 30, 2000, consisted of 25,000,000 shares of Common Stock, of which 18,509,305 were issued and outstanding. As of September 30, 2000, our outstanding Common Stock was held of record by a total of 35 stockholders.

         Our Articles of Incorporation will be amended to provide for total of authorized capital consisting of 100,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value, as approved by the shareholders of the Company at their annual meeting held on September 14, 2000.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of the Company, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         According to our proposed Amendment to the Articles of Incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could diminish voting power of holders of Common Stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could depress the market price of our Common Stock. We have no present plan to issue any shares of preferred stock.

OUTSTANDING WARRANTS

         We had warrants outstanding to purchase 2,000,000 shares of Common Stock at exercise price of $.60 per share, which expire on or before January 28, 2001, which were issued to the holders of our Series A Convertible Notes.

         There is also an outstanding warrant to Swartz Private Equity, L.L.C. ("Swartz") to purchase 490,000 share of our Common Stock at a price of $.66 per share. These warrants were issued to Swartz in consideration of its commitment to enter into an Investment Agreement. The warrant expires on April 17, 2005. Swartz has the right to have the Common Stock issuable upon exercise of the warrant included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

         Each of the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

SERIES A CONVERTIBLE NOTES

         The Company has issued $600,000 of its Series A Convertible Notes (the "Notes"). The Notes are convertible into the Common Stock of the Company at $.50 per share for a total of 2,000,000 shares of Common Stock upon full conversion, with interest at the rate of 10% per annum payable in Common Stock of the Company at $.50 per share.

OUTSTANDING STOCK OPTIONS

         The Company presently has issued and outstanding stock options to purchase 2,629,999 shares of Common Stock at exercise prices ranging from $.40 to $4.00 per share.

ANTI-TAKEOVER PROVISIONS OF NEVADA LAW

         We may become subject to Sections 78.411 to 78.444 of the Nevada General Corporation Law. In general, the statute prohibits a Nevada corporation with 200 or more stockholders of record from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

         (1) prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

         (3) on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Section 78.416 defines "business combination" to include:

         - any merger or consolidation involving the corporation and the interested stockholder;

         - any sale, transfer, pledge or other disposition involving the interested stockholder of 5% or more of the aggregate market value of the assets of the corporation, or more than 5% of the market value of all outstanding shares of the Company, or representing 10% or more of the earning power or net income of the Company;

         - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

         - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

         Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our Common Stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Pacific Stock Transfer Company in Las Vegas, Nevada.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we may have up to 50,969,304 shares of Common Stock outstanding. Of these shares, the 32,459,999 shares sold in this offering in addition to the current public "float" of 11,994,300 shares which will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. There are 5,515,005 shares of restricted Common Stock of the Company which are issued and outstanding that will become eligible for sale in the future.

RULE 144

         In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of

         - 1% of the then outstanding shares of our Common Stock (approximately 509,693 shares immediately after this total offering), or

         - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

         A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

         We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our Common Stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our Common Stock in the open market may adversely affect the market price of our Common Stock.

STOCK OPTIONS

         We intend to file a registration statement on From S-8 under the Securities Act to register up to 2,000,000 shares of our Common Stock that may become subject to outstanding options or reserved for issuance under our 2000 Stock Option, SAR and Stock Bonus Plan following the effectiveness of such registration statement, which permits the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

                                 LEGAL MATTERS

         Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma, has provided us with an opinion as to the validity of the Common Stock offered under this Prospectus.

                                    EXPERTS

         G. Brad Beckstead, independent auditor, has audited our consolidated financial statements as of January 31, 2000. Crouch, Bierwolf & Chisolm, independent auditors, has audited our financial statements for each of our fiscal years ended January 31, 1997, 1998 and 1999. We have included our financial statements in this Prospectus and elsewhere in the registration statement in reliance on reports given upon their authority as experts in accounting and auditing.

         With respect to the unaudited financial statements of the Company for the six month period ended July 31, 2000, appearing herein, such statements have not been audited by G. Brad Beckstead, C.P.A. or by Crouch, Bierwolf & Chisolm, and they do not express an opinion on them. Because the unaudited financial statements of the Company for the six month period ended July 31, 2000, included herein were prepared by management of the Company, there is no assurance that material differences will not occur in such information upon audit although the Company believes that such information is correct and complete to the best of its knowledge and belief. The Company has made all adjustments which in the opinion of management are necessary in order to make the unaudited financial statements not misleading.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on From S-1 under the Securities Act with respect to the shares of Common Stock offered under this Prospectus. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

         We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC.

         We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is
(702) 382-3385.

G. BRAD BECKSTEAD
CERTIFIED PUBLIC ACCOUNTANT
                                                             330 E. Warm Springs
                                                             Las Vegas, NV 89119
                                                                    702.528.1984
                                                                425.928.2877efax



                             INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Power Technology, Inc.

I have audited the accompanying consolidated balance sheet of Power Technology, Inc. (a development stage company) as of January 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Power Technology, Inc. (a development stage company) as of January 31, 2000 and the results of its operations, stockholders' equity and cash flows for the year then ended in conformity with generally accepted accounting principles.

The financial statements of Power Technology, Inc. as of January 31, 1999 and January 19, 1996 (date of inception) through January 31, 1999, were audited by other auditors whose report dated April 19, 1999, expressed an unqualified opinion on those statements.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has had recurring operating losses for the past several years. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  G. Brad Beckstead


Las Vegas, Nevada
May 2, 2000

                              POWER TECHNOLOGY, INC.
                           (A Development Stage Company)
                            Consolidated Balance Sheets

                                      ASSETS


                                          January 31,          January 31,        July 31,
                                             1999                 2000              2000
                                          (Audited)            (Audited)         (Unaudited)
Current Assets
  Cash                                    $    60,499          $    76,015       $   232,114
  Accounts receivable                           2,500                   -              1,000
                                          --------------------------------------------------
Total current assets                           62,999               76,015           233,114

Property & Equipment, Net (Note 3)             11,384               12,831            18,142
                                          --------------------------------------------------

Other Assets
  Prepaid expenses                             20,000               20,000            20,000
  Organizational costs (Note 1)                10,000                5,000             2,500
  Patents (Note 8)                             65,000               65,000            78,500
                                          --------------------------------------------------
                                               95,000               90,000           101,000
                                          --------------------------------------------------

                                          $   169,383          $   178,846       $   352,256
                                          ==================================================


                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable - trade                $    10,492          $     5,184       $        -
  Advances from MicroDri (Note 6)                  -                86,067            53,003
  Accrued expenses                             16,469               16,469            16,469
  Loan payable (Note 6)                       164,685              110,000           165,036
                                          --------------------------------------------------
Total current liabilities                     191,646              217,720           234,508

  Convertible debt (Note 7)                        -                65,515           600,760
                                          --------------------------------------------------

                                              191,646              283,235           835,268

Common stock, $.001 par value;
25,000,000 shares authorized;
12,535,000, 16,817,500 and 17,664,000
shares issued and outstanding as of,
1/31/99, 1/31/00 and 7/31/00,
respectively                                   12,535               16,818            17,664
Additional paid-in capital                    857,392            1,659,458         2,062,362
Deficit accumulated during the
development stage                            (892,190)          (1,800,665)       (2,563,038)
Prior period adjustment (Note 8)                   -                20,000                -
                                          --------------------------------------------------
                                              (22,263)            (104,389)         (483,012)
                                          --------------------------------------------------

                                          $   169,383          $   178,846       $   352,256
                                          ==================================================

                             POWER TECHNOLOGY, INC.
                         (A Development Stage Company)
                     Consolidated Statements of Operations


                                               For the years ended                  For the six months ended
                                           January 31,       January 31,          July 31,             July 31,
                                              1999              2000                1999                 2000
                                           (Audited)         (Audited)           (Unaudited)          (Unaudited)
                                         --------------------------------------------------------------------------
Revenues                                 $         -         $        -          $         -          $          -

Expenses
  General & Administrative                    515,588            803,111              251,294               594,204
  Research & Development                      166,936            105,164               53,324               188,169
                                         --------------------------------------------------------------------------

Net Operating Loss                           (682,524)          (908,275)            (304,618)             (782,373)

Other Expenses
  Interest expense                            (16,469)                -                    -                     -
  Loss on foreign currency
    translation                                (1,916)                -                    -                     -
                                         --------------------------------------------------------------------------

Net loss                                 $   (700,909)       $  (908,275)        $   (304,618)        $    (782,373)
                                         ==========================================================================


Weighted average shares
outstanding                                 9,667,208         16,817,500            7,517,350            17,663,500
                                         ==========================================================================

Loss per share                           $       (.07)       $      (.05)        $       (.04)        $        (.04)

                                         ==========================================================================

                             POWER TECHNOLOGY, INC.
                          (A Development Stage Company)
                  Consolidated Statements of Stockholders' Equity


                                                                                  Deficit
                                                                                Accumulated
                                                                 Additional        During         Prior           Total
                                                                  Paid-in        Development      Period      Stockholders'
                                          Shares      Amount      Capital           Stage       Adjustment       Equity
                                     ----------------------------------------------------------------------------------------
Balance, January 19, 1996               2,500,000    $   2,500   $    22,500    $        -     $       -      $       25,000
Net loss                                     -            -             -            (139,907)         -            (139,907)
                                     ----------------------------------------------------------------------------------------
Balance, January 31, 1997               2,500,000        2,500        22,500         (139,907)         -            (114,907)

Net loss                                     -            -             -             (51,374)         -             (51,374)
                                     ----------------------------------------------------------------------------------------
Balance, January 31, 1998               2,500,000        2,500        22,500         (191,281)         -            (166,281)

Reorganization of Company,
Reverse acquisition of                  2,800,000        2,800        (2,573)            -             -                 227
Zepplin, Inc.
Common stock issued for cash            6,900,000        6,900       683,100             -             -             690,000
Common stock issued for                   200,000          200        19,800             -             -              20,000
patents
Common stock issued for                   134,700          135       134,565             -             -             134,700
services
Net loss                                     -            -             -            (700,909)         -            (700,909)
                                     ----------------------------------------------------------------------------------------
Balance, January 31, 1999              12,534,700       12,535       857,392         (892,190)         -             (22,263)

Common stock issued for cash            2,900,000        2,900       287,099             -             -             290,000
Common stock issued for                   548,800          549       329,001             -             -             329,550
services
Common stock issued to
stockholder in exchange for             1,034,000        1,034       205,766             -             -             206,800
debt
Prior period adjustment                  (200,000)        (200)      (19,800)            -           20,000          (20,000)
Net loss                                     -            -             -            (908,475)         -            (908,475)
                                     ----------------------------------------------------------------------------------------
Balance, January 31, 2000              16,817,500    $  16,818   $ 1,659,458    $  (1,800,665)     $ 20,000   $      104,389
                                     ========================================================================================

                             POWER TECHNOLOGY, INC.
                         (A Development Stage Company)
                     Consolidated Statements of Cash Flows


                                                        For the years ended              For the six months ended
                                                       January 31,     January 31,        July 31,            July 31,
                                                         1999             2000             1999               2000
                                                   ----------------------------------------------------------------------
Cash Flows from Operating Activities
Net loss                                           $   (700,909)    $  (908,475)        $    (304,618)     $   (782,373)

Less non-cash items:
Prior period adjustment                                    -             20,000                  -                 -
Depreciation and amortization expense                     7,137           7,272                 2,500             2,500
(Increase) decrease in accounts receivable               (2,500)          2,500                (1,000)           (1,000)
(Increase) decrease in prepaid expenses                 (20,000)           -                     -                 -
Increase (decrease) in accounts payable                  (6,104)         (5,308)               49,215            (5,184)
Increase (decrease) in accounts payable - related
party                                                      -            (99,170)                 -              535,245
Increase (decrease) in accrued expenses                  16,469            -                     -                 -
Common stock issued for services                        134,700         516,349                  -                 -
                                                   ----------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                  (571,207)       (466,832)             (253,903)         (250,812)
                                                   ----------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment                                   (13,294)         (3,719)               (3,719)           (5,311)
Cash paid for patent                                    (45,000)           -                     -                 -
Investment in technology                                   -               -                     -              (13,500)
Advances from (repayments to)  MicroDri                    -             86,067                  -              (35,539)
Loan payable - related party                               -            110,000                  -               57,511
                                                   ----------------------------------------------------------------------
NET CASH PROVIDED (USED) BY FINANCING
ACTIVITIES
                                                        (58,294)        192,348                (3,719)            3,161
                                                   ----------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Cash from issuance of stock                             690,000         290,000               302,250           403,750
                                                   ----------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES               690,000         290,000               302,250           403,750
                                                   ----------------------------------------------------------------------

INCREASE IN CASH                                         60,499          15,516                44,628           156,099
Cash at Beginning of Period                                -             60,499                60,499            76,015

                                                   ----------------------------------------------------------------------
Cash at End of Period                              $     60,499     $    76,015         $     105,127      $    232,114
                                                   ======================================================================

Supplemental Non-Cash Financing Transactions:
Interest                                           $       -        $      -            $        -         $       -
Income taxes                                       $       -        $      -            $        -         $       -

                             POWER TECHNOLOGY, INC.
                         (A Development Stage Company)
                  Notes to Consolidated Financial Statements



NOTE 1 - Summary Of Significant Accounting Policies


         a.  Organization

                  The Company was incorporated under the name of Zeppelin Production Corporation on June 3, 1996 under the laws of the State of Nevada. The Company was organized to provide aerial photography and advertising promotion through the use of helium filled remote control blimps, however, operations were never secured.

                  Pursuant to a plan of reorganization and acquisition agreement dated February 15, 1998, the Company acquired PowerTek Technology, Inc. (PowerTek) and changed its name to Power Technology, Inc. Because the management and operations of PowerTek became the management and operations of Zeppelin, this business combination has been recorded as a reverse acquisition.

                  PowerTek was incorporated under the laws of the State of Nevada on January 19, 1996. The Company was organized primarily for the purpose of developing an advanced battery technology for use in the growing electric car industry. As of the date of these statements, the Company has been able to advance the battery technology to a proof of principle stage and is currently seeking additional capital to finance the development of the technology to a preliminary prototype stage.

         b.  Recognition of Revenue

                  The Company recognizes income and expense on the accrual basis of accounting.

         c.  Earnings (Loss) Per Share

                  The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

         d.  Cash and Cash Equivalents

                  The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         e.  Provision for Income Taxes

                  No provision for income taxes have been recorded due to net operating loss carryforwards totaling approximately $2,563,038 that will be offset against future taxable income. These NOL carryforwards will begin to expire in the year 2012. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused.

                            POWER TECHNOLOGY, INC.
                        (A Development Stage Company)
                Notes to Consolidated Financial Statements

NOTE 1 - Summary Of Significant Accounting Policies (continued)

         f.  Principles of Consolidation

                  These financial statements include the books of Power Technology, Inc (formerly Zeppelin) and its wholly owned subsidiary PowerTek Technologies, Inc. All intercompany transactions and balances have been eliminated in the consolidation.

         g.  Use of Estimates in the Preparation of Financial Statements

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and expenses during the reporting period. In these financial statements, assets, liabilities and expenses involve extensive reliance on management's estimates. Actual results could differ from those estimates.

         h.  Organizational Costs

                  Organizational costs are amortized over a period of 60 months. Amortization expense for the years ended December 31, 1999 and 1998 is $2,500 per year.

NOTE 2 - Going Concern

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses for the past several years and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is the intent of management to obtain additional working capital and a profitable level of operations.

NOTE 3 - Property and Equipment

                  Property and equipment consists of the following at July 31, 2000, January 31, 2000 and 1999:


                                                                              For the six
                                                 For the years ended          months ended
                                              January 31,    January 31,        July 31,
                                                  1999           2000              2000
                                           --------------------------------------------------
             Office equipment              $        8,863    $    10,773     $      16,084
             Manufacturing equipment                4,076          4,076             4,076
             Leasehold improvements                 2,164          2,164             2,164
                                           --------------------------------------------------
             Accumulated depreciation              (3,719)        (4,182)           (4,182)
                                           --------------------------------------------------
             Net property & equipment      $       11,384    $    12,831     $      18,142
                                           ==================================================

                  Depreciation expense for the period ended July 31, 2000, January 31, 2000 and 1999 is $0, $2,272 and $1,910, respectively.

                            POWER TECHNOLOGY, INC.
                        (A Development Stage Company)
                 Notes to Consolidated Financial Statements

NOTE 4 - Capitalization

                  Prior to the reverse acquisition of Power Technology, Inc. (formerly Zepplin Production Corp.) and PowerTek Technology, Inc. (PowerTek) the Company authorized 2,500,000 shares at a par value of $.01 and had 2,500,000 issued and outstanding. The par value in these financial statements have been retroactively restated to show the new par value $0.001.

                  In the reverse acquisition, the 2,500,000 shares of PowerTek were exchanged for 5,000,000 shares of Power Technology, Inc. (formerly Zepplin Production Corp.). The total number of post-acquisition shares authorized are 25,000,000 at a par value of $.001. Total number of post-acquisition shares issued and outstanding were 5,300,000 shares.

                  During June 1998, the Company issued 200,000 shares of Common Stock for patents valued at $20,000.

                  During November 1998, the Company issued 134,700 shares of Common Stock in exchange for services valued at $134,700.

                  On December 22, 1999, the Company issued 1,034,000 shares of restricted Common Stock at $.25 per share to Mr. Lee A. Balak, the President and a director of the Company, in exchange for cancellation of a $258,500 note, including accrued interest.

                  During the year ended January 31, 1999, the Company issued 6,900,000 shares of Common Stock for cash of $690,000.

                  During the year ended January 31, 2000, the Company issued 2,900,000 shares of Common Stock for cash of $290,000.

                  During the year ended January 31, 2000, the Company issued 548,800 shares of Common Stock in exchange for services valued at $329,550.

                  During the six months ended July 31, 2000, the Company issued 846,000 of Common Stock for cash in the amount of $403,750.

NOTE 5 - Development Stage Company

                  The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It is concentrating substantially all of its efforts in raising capital in order to generate significant operations.

NOTE 6 - Accounts and Loans Payable - Related Party

                  The Company had $65,515 of research and development fees paid for by a majority shareholder. The balance was non-interest bearing through January 31, 1999. For the year ended January 31, 2000, the balance was interest bearing at 10% per annum. The Company intends to repay the balance within one year.

                             POWER TECHNOLOGY, INC.
                         (A Development Stage Company)
                   Notes to Consolidated Financial Statements


NOTE 6 - Accounts and Loans Payable - Related Party (continued)

                  The Company had $86,067 of research and development fees advanced by MicroDri, L.P., a related entity with common shareholders and management. The Company will continue to perform research and development procedures which will be invoiced against the fee advancements.

                  Mr. Lee A. Balak, the President and a director of the Company, loaned and advanced approximately $258,500 to the Company as of December 22, 1999, for research and development fees. The research and development fees were paid by the Company to Neo-Dyne Research, Inc. ("Neo-Dyne"), a research and development company owned by Alvin
          A. Snaper, also a director, Vice President, Secretary and Treasurer of the Company. Neo-Dyne has conducted substantially all of the research and development activities regarding the principal products of the Company, including its batteries, pipeline connection technology, and its allow sensor technology. On December 22, 1999, the Company authorized the issuance of 1,034,000 shares of restricted Common Stock at $.25 per share to Mr. Balak in exchange for the cancellation of the $258,500 debt, including accrued interest.

                  Mr. Lee A. Balak, the President and a director of the Company, loaned $110,000 to the Company. The note is due on demand, and the balance is non-interest bearing through January 31, 2000.

                  The Company rents a facility in Las Vegas, Nevada from Bonanza West Properties, a partnership 50% owned by Alvin A. Snaper, a director and Vice President of the Company. Rents for the year ended January 31, 2000 totaled approximately $24,000.

NOTE 7 - Series A Convertible Notes

                  The Company has issued $600,000 of its Series A Convertible Notes (the "Notes"). The Notes are convertible into the Common Stock of the Company at $.50 per share for a total of 1,200,000 shares of Common Stock upon full conversion, with interest at the rate of 10% per annum payable in Common Stock of the Company at $.50 per share.

NOTE 8 - Patents

                  On June 9, 1998, the Company acquired patent number 4,107,997 issued by the U.S. Patent office in 1978. The Company paid $45,000 and 100,000 shares of Common Stock valued at $10,000 for the patent. The patent is for an alloy sensor which generates a current when in contact with water or other aqueous composition.

                  Also during 1998, the Company acquired patent number 5,442,846 for 100,000 shares of Common Stock valued at $10,000. This patent is a procedure and apparatus for cold joining of metallic pipes.

                            POWER TECHNOLOGY, INC.
                        (A Development Stage Company)
                 Notes to Consolidated Financial Statements


NOTE 9 - Prior Period Adjustment

                  An adjustment in the amount of $20,000 has been recorded on the books as of January 31, 2000. The adjustment is due to an over-reported shareholders' equity amount in the prior year ended January 31, 1999. The entry has been recorded to reduce additional paid-in capital and to offset the overstated expense in the prior year.

NOTE 10 - Commitments

                  In connection with the acquisition of patent number 5,442,846, the Company is committed to a 3% royalty on gross sales.

NOTE 11 - Subsequent Events

                  The Company entered into an Investment Agreement dated
          April 17, 2000 (the "Agreement") with Swartz Private Equity, LLC of Roswell, Georgia ("SPE"). The Agreement provides for SPE to commit to purchase up to an aggregate of $35,000,000 of the Common Stock of the Company, as requested from time to time by the Company as its equity capital needs arise during the term of the Agreement. Upon written notice from the Company, SPE is committed to purchase Common Stock of the Company at a purchase price equal to the lesser of the (i) then current market price minus $.25, or (ii) 91% of the then current market price. Market price is defined to mean the lowest bid price for Common Stock on the last business day during a pricing period (the date following the notice from the Company and ending on the 20th day thereafter). Unless the Company specifically requests SPE to purchase its Common Stock by written notification to SPE, SPE has no right to acquire any securities of the Company and the Company has no obligation to offer and sell its securities to SPE. Under the terms of the Agreement, the Company has issued to SPE a warrant to purchase 490,000 shares of the Common Stock of the Company at an initial exercise price of $.8125 per share, subject to adjustment, payable in cash or in a cashless exercise based upon a formula adjusted by such exercise price and the average closing price for five trading days prior to the exercise date, (with price reset provisions) during a term of five years. The Company will be issuing additional warrants to SPE to purchase a number of shares equal to 10% of each purchase of shares made by SPE during the term of the Agreement. The shares of Common Stock and warrants of the Company to be issued to SPE are covered by a Registration Rights Agreement requiring the Company to file a registration statement with the U.S. Securities and Exchange Commission to register such securities under the Securities Act of 1933.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

                                   ---------

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----


Prospectus Summary ...........................................................4
Summary Financial Information.................................................5
Risk Factors..................................................................6
Forward-Looking Statements.................................................. 13
Use of Proceeds..............................................................14
Dividend Policy..............................................................14
Price Range of Common Stock..................................................14
Capitalization...............................................................16
Management's Discussion and Analysis of
    Financial Condition and Results of  Operations...........................17
Business.....................................................................25
Selling Stockholders.........................................................30
Plan of Distribution.........................................................33
Management...................................................................34
Certain Transactions.........................................................36
Principal Stockholders.......................................................37
Description of Capital Stock.................................................39
Shares Eligible for Future Sale..............................................41
Legal Matters................................................................41
Experts......................................................................41
Where You Can Find Additional Information....................................42
Consolidated Financial Statements...........................................F-1


UNTIL ____________, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






                            POWER TECHNOLOGY, INC.



                               32,459,999 SHARES

                                      OF

                                 COMMON STOCK







                                 PROSPECTUS

                              ____________, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee are estimates.

                                                                                                             AMOUNT
                                                                                                         TO BE PAID
                                                                                                         ----------

SEC registration fee                                                                                     $    7,327
Legal fees and expenses                                                                                      70,000
Accounting fees and expenses                                                                                 10,000
Printing and engraving                                                                                        1,000
Blue Sky fees and expenses (including legal fees)                                                             5,000
Transfer agent fees                                                                                             500
Miscellaneous                                                                                                10,000
                                                                                                         ----------
                  Total                                                                                  $  103,827
                                                                                                         ==========


ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the Nevada corporation law [Title 7, Section 78 NRS] authorizes a corporation to indemnifY directors and officers who were or are a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement by attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         The Twelfth Article of the Articles of Incorporation of the Company provides that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for violation of law, or (ii) the payment of dividends in violation of Section
78.300 of the Nevada General Corporation Law. Any repeal or modification of this Articles by the stockholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions to such repeal or modification.

         Article VI of the Bylaws of the Company provides that the Company shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

         The indemnification provisions in the Registrant's Articles of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement by incorporation by referenced to the Exhibits to the Form 10-SB of the Registrant regarding relevant indemnification provisions described above and elsewhere herein:


                  DOCUMENT                                                              EXHIBIT NUMBER
                  --------                                                              --------------

Articles of Incorporation of Registrant, and Amendment                                  3(i) and 3(ii)
Bylaws of Registrant                                                                    3(iii)


         The Company has not entered into indemnification agreements with the Company's directors and officers.

         The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         In connection with the organization of the Company in 1996, the Company issued 300,000 shares of its Common Stock for $6,000 in reliance upon
Section 4(2) of the Securities Act of 1933.

         In 1997, the Company issued 700,000 shares of its Common Stock for $35,000 in a limited offering made in reliance upon Rule 504 of Regulation D under the Securities Act of 1933.

         In January 1998, in connection with the reorganization of the Company, the Company issued 3,500,000 shares to Lee Balak, 900,000 shares to Alvin Snaper, and 600,000 shares to William McNerney in reliance upon Section 4(2) of the Securities Act of 1933.

         In April 1998, the Company entered an investor relations consulting agreement which provided for monthly compensation of $3,000 per month, and granted stock options for 100,000 shares of Common Stock at prices ranging from $2.00 to $4.00 pre share for a term of five years in reliance upon
Section 4(2) of the Securities Act of 1933.

         In April 1998, the Company entered into a marketing consulting agreement and agreed to issue $5,000 of its Common Stock monthly for a period of one year, to be registered under a From S-8 registration statement.

         In May 1998, the Company issued 5,000,000 shares of its Common Stock to the stockholders of PowerTek Technology Corporation, Inc. in exchange for all of its issued and outstanding stock and its assets in reliance upon
Section 4(2) of the Securities Act of 1933.

         In June 1998, the Company acquired the patent to its alloy sensor technology from Alvin A. Snaper in exchange for 100,000 shares of its Common Stock in reliance upon Section 4(2) of the Securities Act of 1933.

         In June 1998, the Company acquired a patent to its pipeline connection technology from Advanced Transmission Line in exchange for 100,000 shares of its Common Stock in reliance upon Section 4(2) of the Securities Act of 1933.

         In June 1998, the Company issued 12,000 shares of Common Stock as a referral fee made in reliance upon Section 4(2) of the Securities Act of 1933.

         In June 1998, the Company entered into a financial consulting agreement and agreed to issue $5,000 of its Common Stock monthly, and granted an option to acquire 200,000 shares exercisable at $4.00 per share for a period of two years in reliance upon Section 4(2) of the Securities Act of 1933.

         During 1998, the Company offered and sold 6,000,000 shares of its Common Stock for $600,000 in a limited offering made in reliance upon Rule 504 of Regulation D under the Securities Act of 1933.

         In January 2000 and in November 2000, the Company offered and sold $1,000,000 of its Series A Convertible Notes convertible into 2,000,000 shares of Common Stock and Warrants with an exercise price of $.60 per share covering 2,000,000 shares of Common Stock which expire January 28, 2001 to four foreign (non-U.S.) investors in reliance upon Regulation S under the Securities Act of 1933.

         In April 2000, the Company issued a warrant to purchase 490,000 shares of its Common Stock at $.8125 to Swartz Private Equity, L.L.C. in reliance upon Section 4(2) under the Securities Act of 1933.

         In May 2000, the Company issued 55,555 shares of Common Stock to William E. McNerney for consulting services in reliance upon Section 4(2) of the Securities Act of 1933.

         In June 2000, the Company issued 225,000 shares of Common Stock to Seaway Trading, Inc. for consulting services in reliance upon Section 4(2) of the Securities Act of 1933.

         In September 2000, the Company issued 16,250 shares of Common Stock to Ulf J. Lindqwister, Gist Incorporated, a consulting company, as compensation for services in reliance upon Section 4(2) of the Securities Act of 1933.

         In October 2000, the Company issued 37,500 shares of Common Stock to Swartz Private Equity, L.L.C. under the terms of its Investment Agreement dated April 17, 2000, in reliance upon Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


NUMBER                                               DESCRIPTION
------                                               -----------

3(i) Articles of Incorporation of the Registrant     The Articles of Incorporation are incorporated herein by
                                                     reference to Exhibit 3(i) to the Form 10-SB of the Registrant
                                                     (File No. 0-24857)

3(ii) Amendment to Articles of Incorporation         The Amendment to the Articles of Incorporation are
                                                     incorporated herein by reference to Exhibit 3(ii) to the Form 10-

                                      II-3

                                                     SB of the Registrant (File No. 0-24857)

3(iii) By-Laws of the Registrant                     The By-Laws are incorporated herein by reference to Exhibit
                                                     3(iii) to the Form 10-SB of the Registrant (File No. 0-24857)

5.                                                   Legal opinion of Stephen A. Zrenda, Jr., P.C.

10. Material Contracts

         10(a)                                       Plan of Reorganization and Acquisition dated 2/15/98 is
                                                     incorporated herein by reference to Exhibit 6(a) to the Form
                                                     10-SB of the Registrant (File No. 0-24857)

         10(b)                                       Various consulting agreements with Registrant are incorporated herein by reference to the Form S-8 Registration Statement (File
                                                     No. 333-66845) of the Registrant

         10(c)                                       Consulting agreement with SeaWay Trading, Inc. dated April
                                                     19, 1999 is incorporated by reference to Exhibit 10 (c) to the
                                                     Form 10-KSB of the Registrant for its fiscal year ended January
                                                     31, 1999

         10(d)                                       Consulting agreement with William McNerney/RevTec of April
                                                     1, 1999 is incorporated by reference to Exhibit 10(d) to the Form
                                                     10-KSB of the Registrant for its fiscal year ended January 31,
                                                     1999

         10(e)                                       Various consulting agreements are incorporated by reference to
                                                     Exhibit 4.1 of the Form S-8 registration statement of the
                                                     Registrant (File No. 333-66845)

         10(f)                                       Investment agreement dated April 17, 2000, with Swartz Private
                                                     Equity, L.L.C. is incorporated herein by reference to the Form 8-K of the Registrant filed on May 23, 2000.

         10(g)                                       Registration Rights Agreement with Swartz Private Equity, LLC dated April 17,2000.

         10(h)                                       Warrant issued to Swartz Private Equity, LLC dated April 17,
                                                     2000, to purchase 490,000 shares of the Common Stock of the
                                                     Registrant.

         10(i)                                       Form of purchase Warrant(s) to be issued to Swartz Private
                                                     Equity, LLC under terms of Investment Agreement dated April
                                                     17, 2000.

         10(j)                                       Series A Convertible Note in the amount of $75,000 and
                                                     Warrant to purchase 150,000 shares of Common Stock of the
                                                     Company is incorporated by reference to Exhibit 10(a) to the
                                                     Form 10-QSB of the registrant for the period ended April 30,
                                                     2000.

         10(k)                                       Series A Convertible Note in the amount of $525,000 and
                                                     Warrant to purchase 1,050,000 shares of Common Stock of the
                                                     Company is incorporated by reference to Exhibit 10(b) to the
                                                     Form 10-QSB of the registrant for the period ended April 30,

                                      II-4





                                                     2000.

         10(l)                                       Technology Development and Support Agreement with B.C.
                                                     Research, Inc. dated May 3, 2000.

11. Statement re: computation of per share
         earnings                                    Reference is made to the Consolidated Statements of Operations of the Registrant which are incorporated by reference herein.

21.  A description of the subsidiary of the
         Registrant                                  A description of the subsidiary of the Registrant is incorporated herein by reference to Exhibit 21 of the Form S-8 Registration
                                                     Statement (333-66845) of the Registrant

23.1 Consent of G. Brad Beckstead,
         independent auditor

23.2 Consent of Crouch, Bierwolf & Chisolm, independent auditors

23.3 Consent of Stephen A. Zrenda, Jr., P.C.

24.1 Powers of Attorney (see signature pages)

27.  Financial Data Schedule

         (b) Financial Statement Schedules           Previously filed.


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

                  1. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  4. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  6. For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                              POWERS OF ATTORNEY

         We, the undersigned directors and/or officers of Power Technology, Inc. (the "Company"), hereby severally constitute and appoint Lee A. Balak, President and Chief Executive Officer, with William E. McNerney, Vice President, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Company's Common Stock, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of the, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         SIGNATURE                     TITLE(S)
         ---------                     --------

/s/ Lee A. Balak                       President, Chief Executive Officer,
-----------------------------          Chief Financial Officer, and Director
Lee A. Balak

/s/ Alvin A. Snaper                    Vice President, Secretary,
-----------------------------          Treasurer and Director
Alvin A. Snaper

/s/ William E. McNerney                Vice President and Director
-----------------------------
William E. McNerney

/s/ Hugo P. Pomrehn                    Director
-----------------------------
Hugo P. Pomrehn

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on November 13, 2000.

                                                     POWER TECHNOLOGY, INC.
                                                     ---------------------------
                                                             (Registrant)

                                                      /s/ Lee A. Balak
                                                     ---------------------------
                                                     By: Lee A. Balak, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities on November 13, 2000.



 /s/ Lee A. Balak                                     /s/ Alvin A. Snaper
--------------------------------------------         ----------------------------------------
              Lee A. Balak                                      Alvin A. Snaper
Director, President, Chief Financial Officer         Director and Vice President-Development,
and Principal Accounting Officer                     Treasurer and Secretary


 /s/ Hugo P. Pomrehn                                  /s/ William E. McNerney
--------------------------------------------         ----------------------------------------
           Hugo P. Pomrehn                                     William E. McNerney
               Director                              Director and Executive Vice President



                                            INDEX TO EXHIBITS



         NUMBER                                      DESCRIPTION
         ------                                      -----------
         5                                  Opinion of Stephen A. Zrenda, Jr., P.C.

         10(g)                              Registration Rights Agreement with Swartz Private Equity, LLC dated
                                            April 17, 2000.

         10(h)                              Warrant issued to Swartz Private Equity, LLC dated April 17, 2000, to purchase 490,000 shares of the Common Stock of the Registrant.

         10(i)                              Form of purchase Warrant(s) to be issued to Swartz Private Equity, LLC under terms of Investment Agreement dated April 17, 2000.

         10(l)                              Technology Development and Support Agreement with B.C. Research,
                                            Inc. dated May 3, 2000.

         23.1                               Consent of G. Brad Beckstead

         23.2                               Consent of Crouch, Bierwolf & Chisholm

         23.3                               Consent of Stephen A. Zrenda, Jr., P.C.


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